UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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175 Broadhollow Road
Melville, New York 11747

May 11, 2016

Dear Verint Systems Inc. Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Verint Systems Inc., which will be held on Thursday, June 23, 2016, at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York 11803.
All holders of record of Verint Systems Inc. common stock as of April 29, 2016 are entitled to vote at the 2016 Annual Meeting.
Attached is our Notice of Annual Meeting of Stockholders and our Proxy Statement, which describe the business to be conducted at the meeting. Also enclosed is our Annual Report on Form 10-K for the year ended January 31, 2016 and your proxy card. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.
Whether or not you plan to attend the meeting, we encourage you to vote. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy. If you are the registered holder of your shares, then we invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return via mail the enclosed proxy card. If you hold your shares in “street name” through a bank, broker, or other nominee, please follow the specific instructions you receive from your bank, broker, or other nominee to vote your shares.
On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Verint.

Sincerely,

Dan Bodner
President and Chief Executive Officer

Verint Systems Inc.
175 Broadhollow Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2016

The 2016 Annual Meeting of Stockholders of Verint Systems Inc. (“Verint”), a Delaware corporation, will be held on Thursday, June 23, 2016, at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York 11803 (the “2016 Annual Meeting”) for the following purposes:

(1)	To elect members of the Verint board of directors to serve for the following year and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2017;

(3)	To approve, on a non-binding, advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement; and

(4)	To transact such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof.
The board of directors has fixed the close of business on April 29, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2016 Annual Meeting or any adjournment or postponement thereof.
A list of stockholders entitled to vote at the 2016 Annual Meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during normal business hours at our principal executive offices, located at 175 Broadhollow Road, Melville, New York 11747, during the ten days preceding the 2016 Annual Meeting.

By Order of the Board of Directors,

Jonathan Kohl
Corporate Secretary

May 11, 2016

YOUR VOTE IS IMPORTANT. IF YOU ARE THE REGISTERED HOLDER OF YOUR SHARES, THEN YOU MAY VOTE YOUR SHARES ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKER, OR OTHER NOMINEE, PLEASE FOLLOW THE SPECIFIC INSTRUCTIONS YOU RECEIVE FROM YOUR BANK, BROKER, OR OTHER NOMINEE TO VOTE YOUR SHARES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 23, 2016: THE PROXY MATERIALS, INCLUDING THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS, THE PROXY STATEMENT AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 31, 2016, ARE AVAILABLE ON THE INTERNET AT WWW.PROXYVOTE.COM.

i

VERINT SYSTEMS INC.
175 Broadhollow Road
Melville, New York 11747

PROXY STATEMENT
The enclosed proxy is solicited on behalf of Verint's board of directors in connection with our Annual Meeting of Stockholders (the “2016 Annual Meeting”) to be held on Thursday, June 23, 2016, at 11:00 a.m. Eastern Time or any adjournment or postponement of this meeting. The 2016 Annual Meeting will be held at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York 11803. Directions to the 2016 Annual Meeting can be found at the back of this proxy statement. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide electronic access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice and make available via the Internet this proxy statement, the accompanying proxy card and our previously filed Annual Report on Form 10-K for the year ended January 31, 2016 to each stockholder entitled to vote at our 2016 Annual Meeting on or about May 11, 2016.
QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING
Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the 2016 Annual Meeting.
Questions Relating to Proxy Materials
Q: Why am I receiving these materials?
A: The board of directors is providing these proxy materials to you in connection with its solicitation of your proxy to vote at the 2016 Annual Meeting because you were a holder of Verint Systems Inc. common stock as of the close of business on April 29, 2016 (the “Record Date”) and are entitled to vote at the 2016 Annual Meeting. As of the Record Date, there were 62,198,014 shares of our common stock outstanding. This proxy statement summarizes the information you need to know to vote on the proposals expected to be presented at the 2016 Annual Meeting.
Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of printed paper proxy materials?
A: We are permitted to furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended January 31, 2016, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.
Q: Why did I receive printed paper proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?
A: We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing printed proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions for voting using the Internet that are provided with your proxy materials and on your proxy card or voting instruction card and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to https://enroll.icsdelivery.com/vrnt and enroll for Internet delivery of annual meeting and proxy voting materials.

Q: What does it mean if I receive more than one Notice, proxy or voting instruction card?
A: It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.
Questions Relating to Voting
Q: What are the proposals and the voting recommendations of the board of directors?
A: The proposals to be considered, and the recommendation of the board of directors on each, are as follows:

•	FOR each of the director nominees (Proposal No. 1);

•	FOR ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accounting firm for the year ending January 31, 2017 (Proposal No. 2); and

•	FOR approval, on a non-binding, advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement (Proposal No. 3).
Q: How many votes do I have?
A: Each share of common stock that you owned at the close of business on the Record Date is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record”; and

•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”.
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A: Most of our stockholders hold their shares through a broker, bank, or other nominee (beneficial ownership) rather than directly in their own name (record ownership). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record, and the Notice is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2016 Annual Meeting without further authorization from a third party.

•
Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered the beneficial owner of shares held in street name by such third party, and the Notice is being forwarded to you by your broker, bank, or their nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares as described below and you are also invited to attend the 2016 Annual Meeting. Since you are not the stockholder of record, however, you may not vote these shares in person at the 2016 Annual Meeting unless you obtain a legal proxy from the record holder (your broker, bank, or other nominee). You may vote shares beneficially held by you as set out in the voting instruction card you receive from your broker, bank, or other nominee.

Q: How do I vote?
A: If you wish to vote your shares in person and you hold shares as the stockholder of record, you may come to the 2016 Annual Meeting and cast your vote there. However, if you are a beneficial owner and you wish to vote your shares in person, you must bring a legal proxy from the record holder of your shares (your broker, bank, or other nominee) indicating that you were the beneficial owner of the shares on the Record Date. In either case, you should also bring a valid photo identification to the meeting.
If you wish to vote your shares without attending the meeting, you may do so in one of the following ways:

•
Internet. If you hold shares as the stockholder of record, you can submit a proxy over the Internet to vote those shares at the 2016 Annual Meeting by accessing the website shown on the proxy card you received from us and following the instructions provided. If you are a beneficial owner of shares, your broker, bank or other nominee may or may not permit you to provide them with instructions over the Internet for how to vote your shares; please refer to the instructions provided by your broker, bank or other nominee on the voting instruction card you received from your broker, bank or other nominee.

•
Telephone. If you hold shares as the stockholder of record, you can submit a proxy over the telephone to vote your shares by following the instructions provided in the Notice you received from us, or if you received a printed version of the proxy materials by mail, by following the instructions provided with the proxy card you received from us. If you are a beneficial owner of shares, your broker, bank or other nominee may or may not permit you to provide them with instructions over the phone for how to vote your shares; please refer to the instructions provided by your broker, bank or other nominee on the voting instruction card you received from your broker, bank or other nominee.

•
Mail. You may submit a proxy or voting instructions by mail to vote your shares at the 2016 Annual Meeting. Please mark, date, sign and return the proxy card or voting instruction card enclosed with the proxy materials you received from us or from your broker, bank or other nominee.

Q: Can I vote my shares by filling out and returning the Notice?
A: No. The Notice identifies the items to be voted on at the 2016 Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials. It is not the same as a proxy card from us or a voting instruction card from your broker, bank, or other nominee.
Q: Can I change my vote or revoke my proxy?
A: Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2016 Annual Meeting by:

•	notifying our Corporate Secretary in writing before the 2016 Annual Meeting that you have revoked your proxy;

•	signing and delivering a later dated proxy to our Corporate Secretary;

•	voting by using the Internet or the telephone (your last Internet or telephone proxy is the one that is counted); or

•	voting in person at the 2016 Annual Meeting.
Any such written notice or later dated proxy must be received by our Corporate Secretary at our principal executive offices before 11:59 p.m. Eastern Time on June 22, 2016, if you are notifying us in writing, or before the vote at the 2016 Annual Meeting, if you are attending the 2016 Annual Meeting in person.
If you are a beneficial owner, you may submit new voting instructions only by contacting your bank, broker, or other nominee.
Q: What will happen if I do not instruct my bank, broker, or other nominee how to vote?
A: If you are a beneficial owner and you do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may vote your shares at its discretion on routine matters but not on non-routine matters. The ratification of the independent registered public accounting firm (Proposal No. 2) is the only routine matter being presented at the 2016 Annual Meeting. Thus, if you do not otherwise instruct your bank, broker, or other nominee, they may vote your shares “FOR” Proposal No. 2.
Conversely, all of the other proposals being presented at the 2016 Annual Meeting are non-routine matters, and banks, brokers, and other nominees cannot vote on these matters without instructions from the beneficial owner. Without your voting instructions on these matters, a “broker non-vote” will occur. Shares held by banks, brokers, or other nominees that do not have discretionary authority to vote uninstructed shares on non-routine matters are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular matter, but will be counted in determining whether a quorum is present at the 2016 Annual Meeting. See “—Q: How are votes counted?” below for more information.
Q: Who are the proxies and what do they do?
A: The persons named as proxies in the proxy materials, Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Legal Officer and Chief Compliance Officer, were designated by the board of directors to vote the shares of holders who are not able or not eligible to vote their shares in person at the 2016 annual meeting, based on valid proxies received by us.
Q: How are votes counted?
A: The shares represented by all valid proxies received will be voted in the manner specified on the proxies. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the board of directors. If you are a beneficial holder, your bank, broker, or other nominee must vote for you (unless you obtain a legal proxy from the record holder), and as noted above, if you do not provide specific voting instructions, your bank, broker, or other nominee will only be able to vote on your behalf on routine matters. As a result, you are urged to specify your voting instructions by marking the appropriate boxes on the enclosed proxy card or on your voting instruction card, as applicable.
Q: Will any other matters be voted on?
A: We are not aware of any other matters that will be brought before the stockholders for a vote at the 2016 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote for you on such matters using their discretion.
Q: How many shares must be present to hold the 2016 Annual Meeting?
A: Holders of a majority of the issued and outstanding shares of our common stock as of the Record Date must be represented in person or by proxy at the 2016 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes, and broker non-votes also will be counted in determining whether a quorum exists.
Q: What vote is required to approve each proposal?
A: So long as there is a quorum, the voting requirement for each of the proposals is as follows:

•
Election of Directors - the election of directors will be made by a plurality of votes cast at the 2016 Annual Meeting. That means the seven nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withheld votes will not affect whether a particular nominee has received sufficient votes to be elected. However, under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes "for" his or her election than "withheld" must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the board of directors. Our director resignation policy is available on our website at http://www.verint.com/about/investor-relations/corporate-governance/corporate-governance-policies.

•
Ratification of independent registered public accountants - the proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2017 will be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote if no instructions are provided by the stockholder, however, abstentions will count as votes against the proposal.

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Approval of the compensation of the named executive officers - the advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement will be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

Q: Where can I find the voting results of the meeting?
A: The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.
Q: Who is paying the costs of soliciting these proxies?
A: The expense of this solicitation, including the cost of preparing, assembling and mailing the various proxy materials, will be borne by us. In addition to the solicitation of proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and we may reimburse them for their expenses in forwarding these materials.
Q: What do I need to do to attend the 2016 Annual Meeting?
A: You are entitled to attend the 2016 Annual Meeting only if you were a stockholder of record or a beneficial owner of our shares as of the close of business on April 29, 2016. You should be prepared to present photo identification for admittance. If you hold your shares through a broker, bank or nominee and you wish to attend the meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 29, 2016, a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. If you are not a stockholder of record, note that you will not be able to vote your shares at the meeting unless you have a legal proxy from your broker. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2016 Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation, or removal. The board of directors has nominated the persons named below, each of whom is presently serving on our board of directors, for election as directors. As of the date of this proxy statement, the board of directors consists of seven directors and two vacancies. Proxies cannot be voted for a greater number of persons than the number of nominees named below.
Each of the nominees was recommended for reelection by the corporate governance & nominating committee and has been approved by the board of directors. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes us to vote for another person nominated by the board of directors. The election of directors will be made by a plurality of votes cast at the 2016 Annual Meeting. That means the seven nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withhold votes will not affect whether a particular nominee has received sufficient votes to be elected. However, under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the board of directors. Our director resignation policy is available on our website at http://www.verint.com/about/investor-relations/corporate-governance/corporate-governance-policies.
As described in detail below, our nominees have considerable professional and business experience. The recommendation of our board of directors is based on its carefully considered judgment that the experience, record, and qualifications of our nominees make them well qualified to serve on our board of directors. The board of directors believes that each of the nominees listed brings strong skills and extensive experience to the board of directors, giving the board of directors as a group the appropriate skills to exercise its oversight responsibilities.

Name	Age	Director Since	Position(s)

Dan Bodner	57	1994	President, Chief Executive Officer, Corporate Officer, and Director
Victor DeMarines	79	2002	Chairman of the Board
John Egan	58	2012	Director
Larry Myers	77	2003	Director
Richard Nottenburg	62	2013	Director
Howard Safir	74	2002	Director
Earl Shanks	59	2012	Director
Dan Bodner serves as our President, Chief Executive Officer, Corporate Officer, and a director. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since 1994. From 1991 to 1998, Mr. Bodner also served as President and Chief Executive Officer of Comverse Government Systems Corp., a former affiliate of ours. Prior to such positions, from 1987 to 1991, Mr. Bodner held various management positions at Comverse Technology, Inc. The board of directors has concluded that Mr. Bodner’s position as our Chief Executive Officer, his intimate knowledge of our operations, assets, customers, growth strategies, and competitors, his knowledge of the technology, software, and security industries, and his extensive management experience give him the qualifications and skills to serve as a director.
Victor DeMarines has served as a director since 2002 and as Chairman of the Board since February 2013. From 1995 to 2000, Mr. DeMarines served as President and Chief Executive Officer of MITRE Corporation, a nonprofit organization, which provides security solutions for the computer systems of the Department of Defense, the Federal Aviation Administration, the Department of Homeland Security, the Internal Revenue Service, and several organizations in the U.S. intelligence community. Mr. DeMarines also served as a director of MITRE Corporation from 2000 to 2010 and presently serves as a consultant to MITRE. Mr. DeMarines currently serves as a director of NetScout Systems, Inc., a provider of network performance solutions (“NetScout”). He serves on the NetScout compensation and governance committees and is chairman of the NetScout finance committee. The board of directors has concluded that Mr. DeMarines’ financial and business expertise, including his diversified background of managing a security-based company, serving as a chief executive officer, and serving as a director of a public technology company, gives him the qualifications and skills to serve as Chairman of the Board.

John Egan has served as a director since August 2012. Mr. Egan has been a managing partner and general partner of Egan-Managed Capital, a venture capital firm, since 1998. From 1997 to 1998, Mr. Egan served as the Executive Vice President, Products and Offerings of EMC Corporation (“EMC”) and from 1992 to 1996 he served as Executive Vice President, Sales and Marketing of EMC. From 1986 to 1992, Mr. Egan held various executive roles with EMC, including Executive Vice President, Operations, and Executive Vice President, International Sales. Mr. Egan has served as a director of (i) EMC since 1992, where he is currently the chairman of the mergers and acquisitions committee and a member of the finance committee, (ii) VMWare Inc. since 2007, where he is currently the chairman of the mergers and acquisitions committee, (iii) NetScout since 2001, where he is currently lead director, a member of the audit committee and chairman of the nominating and governance committee, and (iv) Progress Software Corporation since 2011, where he is currently the non-executive chairman of the board, a member of the compensation committee, and a member of the nominating and corporate governance committee. We believe Mr. Egan's financial and business expertise, including a diversified background of managing and serving as a director of several public technology companies and expertise in mergers and acquisitions, gives him the qualifications and skills to serve as a director.
Larry Myers has served as a director since 2003. From 1991 to 1999, Mr. Myers served as Senior Vice President, Chief Financial Officer, and Treasurer of MITRE Corporation, a nonprofit organization that provides security solutions for the computer systems of the Department of Defense, the Federal Aviation Administration, the Department of Homeland Security, the Internal Revenue Service, and several organizations in the U.S. intelligence community. Prior to that, Mr. Myers served as Controller for Fairchild Industries, Inc. The board of directors has concluded that Mr. Myers’ financial and business expertise, including his background of managing a security-based company, and his deep financial expertise in serving as a chief financial officer, give him the qualifications and skills to serve as a director.
Richard Nottenburg has served as a director since February 2013, having previously served as a director of Verint from July 2011 to November 2011. Dr. Nottenburg, an investor in early stage technology companies and a business consultant, served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. He served on the board of directors of PMC Sierra from 2011 until January 2016. Dr. Nottenburg is currently a member of the board of directors of Violin Memory Inc. (where he is Chairman, and a member of the compensation committee and the corporate governance and nominating committee). He was a member of the board of directors of Comverse Technology, Inc. from 2006 to 2011. The board of directors has concluded that Dr. Nottenburg's financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.
Howard Safir has served as a director since 2002. Since 2010, Mr. Safir has served as Chairman and Chief Executive Officer of VRI Technologies LLC, a security consulting and law enforcement integrator. From 2001 until 2010, Mr. Safir served as the Chairman and Chief Executive Officer of SafirRosetti, a provider of security and investigation services and a wholly owned subsidiary of Global Options Group Inc. Mr. Safir served as the Vice Chairman of Global Options Group Inc. from its 2005 acquisition of SafirRosetti until 2010. He served as Chief Executive Officer of Bode Technology, also a wholly owned subsidiary of Global Options Group Inc., from 2007 to 2010. Mr. Safir currently serves as a director of Implant Sciences Corporation, an explosives device detection company, and LexisNexis Special Services, Inc., a leading provider of information and technology solutions to governments. During his career, Mr. Safir served as the 39th Police Commissioner of the City of New York, as Associate Director for Operations, U.S. Marshals Service, and as Assistant Director of the Drug Enforcement Administration. Mr. Safir was awarded the Ellis Island Medal of Honor among other citations and awards. The board of directors has concluded that Mr. Safir’s extensive law enforcement background and his financial and business expertise, including a diversified background of managing and serving as a director of public technology and security-based companies and serving as a chief executive officer, give him the qualifications and skills to serve as a director.
Earl Shanks has served as a director since July 2012.  Since November 2015, Mr. Shanks has served as Chief Financial Officer of Essendant Inc. which is a leading supplier of workplace essentials. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation, a global leader in relationship management solutions and a major provider of outsourced business services from 2003 until 2012.  From 1996 to 2003, Mr. Shanks held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer from 2001 to 2003 where he oversaw treasury, finance, real estate, tax, and six business unit finance teams.  Mr. Shanks also served as chairman of the board of directors of NCR Japan, a publicly traded corporation, from 1998 to 2001.  From 1991 to 1996, Mr. Shanks served as the Vice President and Treasurer of Farley Industries, a private equity firm, and Fruit of the Loom Inc., an apparel manufacturer.  From 1983 to 1991, he served in various tax leadership roles at Farley Industries and Fruit of the Loom Inc. The board of directors has concluded that Mr. Shanks’ financial and business expertise, including his deep financial expertise serving as a chief financial officer of a public company, give him the qualifications and skills to serve as a director.

For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed Deloitte & Touche LLP to act as Verint’s independent registered public accountants for the year ending January 31, 2017. The audit committee has directed that such appointment be submitted to our stockholders for ratification at the 2016 Annual Meeting. Deloitte & Touche LLP was Verint’s firm of independent registered public accountants for the year ended January 31, 2016.
Stockholder ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants is not required. The audit committee, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP or to appoint another firm. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different accounting firm at any time during the year ending January 31, 2017 if the audit committee determines that such a change would be in our best interests and in the best interests of our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the 2016 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions.
The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2017 will be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote if no instructions are provided by the stockholder, however, abstentions will count as votes against the proposal.
For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS
At our annual meeting of stockholders held on June 16, 2011, our stockholders approved the recommendation of the board of directors that future stockholder advisory votes on executive compensation should occur once every three years (approved by over 75% of the votes cast) ("say-when-on-pay” vote). Notwithstanding the triennial “say-when-on-pay” schedule approved by our stockholders, in the proxy statement for our June 2014 annual meeting, we announced that we expected to begin holding "say-on-pay" votes annually. Our next say-when-on-pay vote will be held at our 2017 annual meeting. At our last annual meeting of stockholders held on June 25, 2015, our stockholders approved the compensation of our named executive officers as disclosed in the corresponding proxy statement by over 94% of the votes cast.
Although this say-on-pay vote is an advisory vote only and is not binding on Verint or the board of directors, the compensation committee and the board of directors value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract and retain the best talent to lead the company by providing incentives to our named executive officers to achieve outstanding performance results, to outperform our direct competitors, and to optimize stockholder value. To support this philosophy, we set target compensation in a range around median and structure our compensation arrangements so that actual pay outcomes will vary (above or below target) based on the performance achieved. Our compensation program seeks to align executive compensation with stockholder value on an annual and long-term basis as follows:

•	Executive pay consists of a mix of base pay, annual bonus, and long-term equity-based incentives (LTI);

•
Annual bonuses are based on revenue, profitability, operating cash flow and individual objectives, are subject to a minimum threshold level of performance below which no payout is earned, and are limited to a specified maximum payout;

•
Long-term incentive awards are comprised of a combination of time-based and performance-based restricted stock units, which are designed to link executive compensation with increased stockholder value over time, with the performance-based awards subject to a minimum threshold level of performance below which no payout is earned and a specified maximum payout;

•
A significant majority of the total direct compensation of each named executive officer is at-risk or is paid in equity (whose value depends on our stock price), specifically, approximately 92% for our Chief Executive Officer and approximately 82% on average for the other named executive officers (calculated based on the value of equity (both time-based and performance-based) plus performance-based bonuses received in the year ended January 31, 2016, as a function of total compensation). Performance-based equity and performance-based bonuses alone accounted for approximately 57% of our Chief Executive Officer’s total compensation and approximately 53% of the total compensation of each of our other named executive officers.

The pay mix graph below illustrates the components of our named executive officer compensation packages for the year ended January 31, 2016 as reflected in the "Summary Compensation Table". The graph for the Other Named Executive Officers excludes Meir Sperling, who received a separation package in connection with his September 15, 2015 retirement from his role as an executive officer. Please see the "Compensation Discussion and Analysis" section of this proxy statement for further information.

We also have several governance programs in place to align executive compensation with stockholder interests and mitigate risks in our compensation plans and arrangements. These programs include:

•	a clawback policy;

•	stock ownership guidelines for executive officers and directors;

•	limited perquisites;

•	use of tally sheets and aggregate award summaries to facilitate oversight of executive compensation;

•
a policy prohibiting all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities;

•	a policy prohibiting hedging or significant pledging in our securities by our executive officers and directors; and

•
a policy precluding us from entering into any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocations, any other tax gross-up payments with executive officers.

We believe that the design and operation of our executive compensation program for the year ended January 31, 2016, and our corresponding executive compensation decisions, were well aligned to our compensation philosophy and our “pay for performance” objectives.
Key highlights of the elements of and pay decisions under our executive compensation program for the year are summarized below. In establishing these elements and in making these pay decisions, in addition to our performance against financial goals, the compensation committee considered our progress against long-term strategic plans, organic innovation, accomplishments in mergers & acquisitions, tactical changes to our go-to-market strategy, human capital enhancements, including recruiting and retention goals, as well as individual officer performance. While the compensation committee was also mindful of the impact of macroeconomic factors on our performance for the year, including as a result of weakness in emerging markets and adverse currency movements versus the U.S. dollar in many geographies, the compensation committee elected to remain consistent with its historical practices and therefore did not adjust performance goals or payout levels as a result of these factors.

•	No changes to target bonuses based on an assessment that target bonuses were well aligned with market vis-à-vis our compensation peer group;

•
Award of annual equity grants consistent with our regular compensation review process, including the benchmarking and other factors described below, with 50% of these new awards tied to the achievement of performance goals over a two-year performance period, with an additional one-year service requirement for one-third of the shares earned based on performance;

•	Modest increase in base salaries by 2.5%, in line with market practices in our industry and generally consistent with our regular company merit increase for the year;

•
Establishment of executive officer bonus payouts ranging from approximately 81% to approximately 84% of target based on the level of achievement of financial and operational results and individual objectives, including revenue at 92.2% of our target goal of $1.23 billion, operating income at 87.5% of our target goal of $279.0 million, and operating cash flow at 84.8% of our target goal of $235.0 million;

•
Approval of performance vesting levels at 83.6% of target for the final tranche of previously-granted equity awards under our historical LTI design (based on three 1-year performance periods) based on the level of achievement of our revenue and operating income goals described above; and

•
Approval of performance vesting levels at 86.9% of target for the first awards made under our new LTI design in April 2014, which vest one-third based on a revenue metric, one-third based on an EBITDA metric, and one-third based on a relative total stockholder return (TSR) metric, over a single 2-year performance period, based on achievement of 99.9% of the revenue target of $2.295 billion, achievement of 95.2% of the EBITDA target of $579.0 million, and achievement at the 42nd percentile for the relative TSR goal.

Consistent with our compensation philosophy, and as discussed above and below, the compensation packages for our CEO and other named executive officers are structured to provide pay opportunities that are competitive with market and which incentivize our officers to perform. A significant majority of the pay opportunity of each named executive officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile (as it was during the year ended January 31, 2016) - the officer’s pay opportunity at the time of grant (as reflected in the "Summary Compensation Table for the Year Ended January 31, 2016") may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of an award at vesting (as reflected in the "Option Exercises and Stock Vesting During the Year Ended January 31, 2016" table) may not correspond to the officer’s “take-home” pay unless the shares are sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to reflect the market price of our stock, which in turn may significantly diverge from the originally disclosed grant value of such awards or the disclosed value at vesting. These factors may also make a comparison of end-of-year stock price performance with beginning-of-year pay opportunity incongruous in some years.
The board of directors strongly endorses our executive compensation program and recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”
The advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement will be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.
If no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 3.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2016 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card will be authorized to vote your shares in accordance with the policies of Verint and will use their discretion accordingly. The chairman of the 2016 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the board of directors if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
All of our employees, including our executive officers, are required to comply with our Code of Conduct. Additionally, our Chief Executive Officer, Chief Financial Officer, and senior officers must comply with our Code of Business Conduct and Ethics for Senior Officers. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers is available on our website at http://www.verint.com/About/investor-relations/corporate-governance/corporate-governance-policies. We intend to disclose on our website any amendment to, or waiver from, a provision of our policies as required by law.
Board Leadership Structure and Role in Risk Oversight
The board of directors believes that the person who holds the position of our Chief Executive Officer should also serve as one of our directors. We currently separate the roles of Chief Executive Officer and Chairman of the Board which reflects our belief, at this time, that our stockholders' interests are best served with the day-to-day management and direction of the company under Mr. Bodner's supervision, as President and Chief Executive Officer, and with the experience and perspective brought to the board of directors by Mr. DeMarines, as our Chairman. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have a Chairman or a lead director whose sole focus is leading the board, allowing our Chief Executive Officer to focus on running the company. In addition, our Chief Executive Officer is most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, while our Chairman, with over a dozen years of experience on our board, provides guidance to the Chief Executive Officer, presides over meetings of the board of directors, and brings a depth of varied financial and business experience, including managing a security-based company and serving as a director of a public technology company. We believe that separating the roles of Chief Executive Officer and Chairman, or the designation of a lead director, also helps create an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability, and improving the ability of our board of directors to monitor whether management's actions are in the best interests of Verint and its stockholders. We believe our Chief Executive Officer and our Chairman have a good working relationship. The board annually reviews its structure and processes to assess whether changes in facts and circumstances or the company's needs require changes to this structure or these processes.
The board of directors and its committees take an active role in overseeing the assessment and management of our risks. The board of directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) ensure communication of necessary information with respect to material risks to senior executives and, as appropriate, to the board of directors or relevant committees, (3) facilitate implementation of appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.
The board of directors and its committees regularly receive information regarding our financial position, capital structure, operations, strategy, compensation, compliance activities, and risk management from senior management. During its review of such information, the board of directors and its committees discuss, review, and analyze risks associated with each area, as applicable.

•
The audit committee oversees management of financial and compliance risks, including with respect to financial reporting and related information systems, credit and liquidity, legal compliance, potential conflicts of interest, and related party transactions.

•
The compensation committee discusses, reviews, and analyzes risks associated with our compensation plans and arrangements, including risks related to recruiting, retention, and attrition. See “Compensation Discussion and Analysis” for additional information.

•	The corporate governance & nominating committee oversees risks associated with our overall governance practices and the leadership structure of our board of directors.
The full board of directors is regularly informed about the activities of its committees through committee reports and other communications, as well as participation in committee meetings by non-committee member directors from time to time. The board of directors also oversees risk management and compliance generally, including information security. Under the oversight of the board of directors, we have also undertaken a number of enterprise risk assessments over the years, including during the year ended January 31, 2016, and have implemented policies, procedures, and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. For example, we conduct a quarterly survey process which seeks to ensure that material information about our operations, finances, and compliance activities are effectively conveyed to senior management on a timely basis, and have established enhanced business processes and software tools in our cyber intelligence unit in response to our most recent enterprise risk assessment.
Director Independence
As required by the NASDAQ Global Select Market's (“NASDAQ”) listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors evaluates the independence of its members at least annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.
After review of all relevant transactions and relationships between each director, any of their family members, Verint, our executive officers and our independent registered public accounting firm, the board of directors has affirmatively determined that a majority of our current board is comprised of independent directors. The board of directors has determined that Messrs. DeMarines, Egan, Myers, Nottenburg, Safir, and Shanks are “independent” for purposes of NASDAQ's governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)). The remaining member of our current board of directors, Mr. Bodner, does not satisfy these “independence” definitions because he is an executive officer. A discussion of the independence qualifications of our board members under applicable committee standards appears below under "—Committees of the Board of Directors".
Board Attendance
The board of directors held thirteen meetings during the year ended January 31, 2016. During that period, each incumbent director attended over 75% of the meetings of the board of directors and the committees on which he served that were held during his tenure as director. As a general matter, all directors are encouraged to attend our Annual Meeting of Stockholders. Our last Annual Meeting of Stockholders was on June 25, 2015. At that meeting, all seven directors then serving on our board of directors were present, either in person or telephonically. All of our board members are expected to attend the 2016 Annual Meeting, either in person or telephonically. Our independent directors periodically hold executive sessions outside the presence of management.
Shareholder Engagement
It is and has been our practice to engage with our investors on a regular basis throughout the year. During the year ended January 31, 2016, members of senior management, including the Chief Executive Officer, Chief Financial Officer, and Senior Vice President for Corporate Development, held a number of group and private meetings with current and prospective investors, both in-person and by telephone, and participated in a number of investor conferences. We also held an investor day in June 2015 in conjunction with our Engage™ enterprise global customer conference. Such meetings and conferences are normally conducted on a non-confidential basis, consistent with our then-current public disclosures, and cover a variety of subjects, including matters of strategy, capital allocation, corporate governance, and executive compensation. We believe this program of regular shareholder engagement has been productive and provides an open exchange of ideas and perspectives for both the Company and our shareholders.
Communication with the Board of Directors
Stockholders and other parties interested in communicating directly with our board of directors, a board committee, or with an individual director may do so by sending an email to boardofdirectors@verint.com or writing to such group or persons at:
Verint Systems Inc.
175 Broadhollow Road
Melville, New York 11747
Attention: Corporate Secretary
Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s); however, typically, we do not forward communications from our stockholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the board, including junk mail and mass mailings, complaints by customers concerning our products or services, resumes and other forms of job inquiries, opinion surveys and polls, or business solicitations or advertisements.
Concerns relating to accounting or auditing matters or possible violations of our Code of Conduct or our Code of Business Conduct and Ethics for Senior Officers should be reported pursuant to the procedures outlined in the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers, as applicable, which are available on our website at http://www.verint.com/About/investor-relations/corporate-governance/corporate-governance-policies.

Committees of the Board of Directors
As of the date of this proxy statement, the board of directors consists of seven directors and has three standing committees to assist it in carrying out its obligations: the corporate governance & nominating committee, the audit committee, and the compensation committee.
Each standing committee has adopted a formal charter that describes in detail its purpose, organizational structure, and responsibilities. Copies of the committee charters for our corporate governance & nominating committee, audit committee, and compensation committee can be found on our website at http://www.verint.com/About/investor-relations/corporate-governance/corporate-governance-policies. The members of the respective committees satisfy the applicable qualification requirements of the SEC, NASDAQ and the respective charter.
A description of each committee and its membership follows.
Corporate Governance & Nominating Committee
For the year ended January 31, 2016, our corporate governance & nominating committee consisted of Messrs. Egan (Chair), DeMarines, and Safir. The current members of our corporate governance & nominating committee are all independent directors within the meaning of applicable NASDAQ listing standards.
The corporate governance & nominating committee met four times during the year ended January 31, 2016.
The corporate governance & nominating committee’s responsibilities are set forth in its charter and include, among other things:

•	responsibility for establishing our corporate governance guidelines;

•	overseeing the board of director’s operations and effectiveness; and

•	identifying, screening, and recommending qualified candidates to serve on the board of directors.
The corporate governance & nominating committee of the board of directors makes recommendations on director nominees to the board of directors and will consider director candidate recommendations from a variety of sources, including director candidates suggested by existing directors and by stockholders, if properly submitted in accordance with the applicable procedures set forth in our by-laws. For a description of the process for nominating directors in accordance with our by-laws, please refer to “Stockholder Proposals for the 2017 Annual Meeting” in this proxy statement. Pursuant to our corporate governance guidelines contained within our corporate governance & nominating committee charter, the corporate governance & nominating committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with the highest ethical character and who share the values of Verint. The assessment of director candidates includes an evaluation of an individual’s independence, as well as consideration of diversity, age, high personal and professional ethical standards, sound business judgment, personal and professional accomplishment, background, and skills in the context of the needs of the board of directors. In connection with its annual review of its charter, the corporate governance & nominating committee assesses the effectiveness of its selection criteria set forth in our corporate governance guidelines. The composition of the current board of directors reflects diversity in business and professional experience, skills, and age among our directors.
Audit Committee
We have a separately designated standing audit committee as contemplated by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the year ended January 31, 2016, our audit committee consisted of Messrs. Myers (Chair), DeMarines, Safir, and Shanks. The audit committee oversees the engagement of our independent registered public accounting firm, reviews our annual financial statements and the scope of annual audits, and considers matters relating to accounting policies and internal controls.
Each member of the audit committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each audit committee member meets NASDAQ's financial sophistication requirements, and the board of directors has further determined that Messrs. Myers and Shanks are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Stockholders should understand that this designation is an SEC disclosure requirement relating to Mr. Myers' and Mr. Shanks' experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the board of directors.
The audit committee met six times during the year ended January 31, 2016.

The audit committee’s responsibilities are set forth in its charter and include, among other things:

•
assisting the board of directors in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls, and audit functions as well as general risk oversight; and

•	direct and sole responsibility for appointing, retaining, compensating, and monitoring the performance of our independent registered public accounting firm.
A separate report of the audit committee is included in this proxy statement.
Compensation Committee
For the year ended January 31, 2016, our compensation committee consisted of Messrs. Nottenburg (Chair), Egan, Safir, and Shanks. The board of directors has affirmatively determined that the current members of the compensation committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.
The compensation committee met seven times during the year ended January 31, 2016.
The compensation committee’s responsibilities are set forth in its charter and include, among other things:

•	approving compensation arrangements for our executive officers; and

•
administering our stock incentive compensation plans and approving all grants of equity awards, except that equity grants to non-employee directors are approved by the full board of directors unless the board of directors delegates such authority to the compensation committee following its review.

The compensation committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities. The compensation committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and NASDAQ listing standards. Additional discussion regarding the role of third-party consultants, independent advisors, and our executive officers in determining or recommending the amount or form of executive compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement.
A separate Compensation Committee Report is also included in this proxy statement.
Current Committee Membership
As of the date of this proxy statement, the membership of each of our standing committees is as follows:

Director	Corporate Governance & Nominating Committee	Audit Committee	Compensation Committee
Dan Bodner
Victor DeMarines	X	X
John Egan	X (Chair)		X
Larry Myers		X (Chair)
Richard Nottenburg			X (Chair)
Howard Safir	X	X	X
Earl Shanks		X	X

EXECUTIVE OFFICERS
The following table sets forth the names, ages, and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)

Dan Bodner	57	President, Chief Executive Officer, Corporate Officer, and Director
Douglas Robinson	60	Chief Financial Officer and Corporate Officer
Elan Moriah	53	President, Enterprise Intelligence Solutions and Video and Situation Intelligence Solutions and Corporate Officer
Peter Fante	48	Chief Legal Officer, Chief Compliance Officer, and Corporate Officer
Dan Bodner serves as our President, Chief Executive Officer, Corporate Officer, and a director. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since 1994. From 1991 to 1998, Mr. Bodner also served as President and Chief Executive Officer of Comverse Government Systems Corp., a former affiliate of ours. Prior to such positions, from 1987 to 1991, Mr. Bodner held various management positions with our former majority stockholder, Comverse Technology Inc.
Douglas Robinson serves as our Chief Financial Officer and Corporate Officer. Mr. Robinson has served in such capacity since 2006. Prior to joining us, Mr. Robinson spent 17 years at CA, Inc. (formerly CA Technologies and Computer Associates International, Inc.), where he held the positions of Senior Vice President, Finance, Americas Division, Corporate Controller, Interim Chief Financial Officer, Chief Financial Officer of CA’s iCan SP subsidiary, and Senior Vice President Investor Relations, among other positions.
Elan Moriah serves as President of our Enterprise Intelligence Solutions and Video and Situation Intelligence Solutions global business lines and Corporate Officer. Mr. Moriah has served in such capacity since 2008, having previously served as our President, Americas from 2004 to 2008 and as President of our Contact Center business unit from 2000 to 2004. Prior to joining us, Mr. Moriah held various management positions with Motorola Inc., where he served as Business Development Manager for Europe, Middle East, and Africa, Worldwide Network Services Division and as Vice President of Marketing and Sales of a paging subsidiary. Before then, Mr. Moriah worked for Comet Software Inc., as Vice President of Marketing and Sales and as Operations Manager.
Peter Fante serves as our Chief Legal Officer, Chief Compliance Officer, and Corporate Officer. Mr. Fante was appointed as General Counsel in 2002 (subsequently retitled as Chief Legal Officer) and Chief Compliance Officer in 2008. He previously served as our Secretary from 2005 to early 2011. Prior to joining us, Mr. Fante was an associate at various global law firms including Morrison & Foerster LLP, Shearman & Sterling, and Cadwalader, Wickersham & Taft LLP.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes in detail our named executive officer compensation program and addresses how we made compensation decisions for such officers for the year ended January 31, 2016.
This discussion describes the principles underlying our executive compensation policies and our most important executive compensation decisions for the year ended January 31, 2016, and also provides our analysis of these policies and decisions. We have included certain information in this CD&A (and this section generally) for periods subsequent to January 31, 2016 that we believe may be useful for a more complete understanding of our executive compensation arrangements. While the focus of this discussion is on our compensation arrangements with our named executive officers, in some cases we also provide information about compensation arrangements with our other executives or our employees generally where we believe it may be useful for providing context for our named executive officer compensation program.
On September 15, 2015, Meir Sperling retired from his role as an executive officer and transitioned to a consulting role. The compensation information provided for Mr. Sperling in this CD&A and in the Executive Compensation Tables that follow the CD&A reflect all amounts paid to Mr. Sperling during the year ended January 31, 2016, both before and after his September 15, 2015 transition. Mr. Sperling’s retirement was treated as a termination without cause under the terms of his existing employment agreement.
Executive Summary
We are a global leader in Actionable Intelligence® solutions. Actionable Intelligence is a necessity in a dynamic world of massive information growth because it empowers organizations with crucial insights and enables decision makers to anticipate, respond, and take action. With our solutions and value-added services, organizations of all sizes and across many industries can make more timely and effective decisions. Today, more than 10,000 organizations in 180 countries, including over 80 percent of the Fortune 100, use Verint solutions to improve enterprise performance and make the world a safer place. Verint’s vision is to create A Smarter World with Actionable Intelligence®.
The goal of our executive compensation program is to attract and retain the best talent to lead our company. Our philosophy in setting executive compensation is to provide incentives to our named executive officers to achieve outstanding performance results, to outperform our direct competitors, and to optimize stockholder value. To support this philosophy, we set target compensation in a range around median and structure our compensation arrangements so that actual pay outcomes will vary (above or below target) based on the performance achieved. Our executive compensation program seeks to align executive compensation with stockholder value on an annual and long-term basis as follows:

•	Executive pay consists of a mix of base pay, annual bonus, and long-term equity-based incentives;

•
Annual bonuses are based on revenue, profitability, operating cash flow, and individual objectives, are subject to a minimum threshold level of performance below which no payout is earned, and are limited to a specified maximum payout;

•
Long-term incentive awards are comprised of a combination of time-based and performance-based restricted stock units, which are designed to link executive compensation with increased stockholder value over time, with the performance-based awards subject to a minimum threshold level of performance below which no payout is earned, and a specified maximum payout; and

•
A significant majority of the total direct compensation of each named executive officer is at-risk or is paid in equity (whose value depends on our stock price), specifically, approximately 92% for our Chief Executive Officer and approximately 82% on average for the other named executive officers (calculated based on the value of equity (both time-based and performance-based) plus performance-based bonuses received in the year ended January 31, 2016, as a function of total compensation). Performance-based equity and performance-based bonuses alone accounted for approximately 57% of our Chief Executive Officer's total compensation and approximately 53% of the total compensation of each of our other named executive officers.

The pay mix graph below illustrates the components of our named executive officer compensation packages for the year ended January 31, 2016 as reflected in the "Summary Compensation Table". The graph for the Other Named Executive Officers excludes Meir Sperling, who received a separation package in connection with his September 15, 2015 retirement from his role as an executive officer.
We also have several governance programs in place to align executive compensation with stockholder interests and mitigate risks in our compensation plans and arrangements. These programs include:

•	a clawback policy;

•	stock ownership guideline for executive officers and directors;

•	limited perquisites;

•	use of tally sheets and aggregate award summaries to facilitate oversight of executive compensation;

•
a policy prohibiting all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities;

•	a policy prohibiting hedging or significant pledging in our securities by our executive officers and directors; and

•
a policy precluding us from entering into any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocations, any other tax gross-up payments with executive officers.

Pay-for-Performance Results for the Year Ended January 31, 2016
We believe that the design and operation of our executive compensation program for the year ended January 31, 2016, and our corresponding executive compensation decisions, were well aligned to our compensation philosophy and our “pay for performance” objectives.
Key highlights of the elements of and pay decisions under our executive compensation program for the year are summarized below. In establishing these elements and in making these pay decisions, in addition to our performance against financial goals, the compensation committee considered our progress against long-term strategic plans, organic innovation, accomplishments in mergers & acquisitions, tactical changes to our go-to-market strategy, human capital enhancements, including recruiting and retention goals, as well as individual officer performance. While the compensation committee was also mindful of the impact of macroeconomic factors on our performance for the year, including as a result of weakness in emerging markets and adverse currency movements versus the U.S. dollar in many geographies, the compensation committee elected to remain consistent with its historical practices and therefore did not adjust performance goals or payout levels as a result of these factors.

•	No changes to target bonuses based on an assessment that target bonuses were well aligned with market vis-à-vis our compensation peer group;

•
Award of annual equity grants consistent with our regular compensation review process, including the benchmarking and other factors described below, with 50% of these new awards tied to the achievement of performance goals over a two-year performance period, with an additional one-year service requirement for one-third of the shares earned based on performance;

•	Modest increases in base salaries by 2.5%, in line with our market practices in our industry and generally consistent with our regular company merit increase for the year;

•
Establishment of executive officer bonus payouts ranging from approximately 81% to approximately 84% of target based on the level of achievement of financial and operational results and individual objectives, including revenue at 92.2% of our target goal of $1.23 billion, operating income at 87.5% of our target goal of $279.0 million, and operating cash flow at 84.8% of our target goal of $235.0 million,

•
Approval of performance vesting levels at 83.6% of target for the final tranche of previously-granted equity awards under our historical design (based on three 1-year performance periods) based on the level of achievement of our revenue and operating income goals described above; and

•
Approval of performance vesting levels at 86.9% of target for the first awards made under our new design in April 2014, which vest one-third based on a revenue metric, one-third based on an EBITDA metric, and one-third based on a relative total stockholder return metric (TSR), over a single 2-year performance period, based on achievement of 99.9% of the revenue target of $2.295 billion, achievement of 95.2% of the EBITDA target of $579.0 million, and achievement at the 42nd percentile for the relative TSR goal.

Consistent with our compensation philosophy, and as discussed above and below, the compensation packages for our CEO and other named executive officers are structured to provide pay opportunities that are competitive with market and which incentivize our officers to perform. A significant majority of the pay opportunity of each named executive officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile (as it was during the year ended January 31, 2016) - the officer’s pay opportunity at the time of grant (as reflected in the “Summary Compensation Table for the Year Ended January 31, 2016”) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of an award at vesting (as reflected in the “Option Exercises and Stock Vesting During the Year Ended January 31, 2016” table) may not correspond to the officer’s “take-home” pay unless the shares are sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to reflect the market price of our stock, which in turn may significantly diverge from the originally disclosed grant value of such awards or the disclosed value at vesting. These factors may also make a comparison of end-of-year stock price performance with beginning-of-year pay opportunity incongruous in some years.
The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables, and the related disclosures appearing elsewhere in this proxy statement.
Recent Developments in Executive Compensation Practices
Our compensation committee annually evaluates our compensation practices in light of, among other things, developments in executive compensation and corporate governance, market trends, and competitive factors.
In April 2014, we moved to a new LTI design for our performance-based equity under which awards vest one-third based on a revenue metric, one-third based on an EBITDA metric, and one-third based on a relative total stockholder return (TSR) metric, over a single 2-year performance period. This new design replaced our historical performance-equity LTI design, under which awards vested based on three 1-year performance periods, and enhances the long-term focus of our performance equity program and alignment with stockholders by making use of multi-year performance goals and by incorporating a TSR component.
For new grants made during and after 2015, the compensation committee elected to add a one-year service requirement for one-third of the shares ultimately earned based on the achievement of the 2-year performance goals, to spread the economic benefit and extend the retentive effect of our performance-equity awards.
Compensation Philosophy and Design
Philosophy and Objectives of Compensation Program
Our philosophy in setting executive compensation is to provide incentives to our named executive officers to achieve outstanding performance results, to outperform our direct competitors, and to optimize stockholder value. To support this philosophy, we set target compensation in a range around median and structure our compensation arrangements so that actual pay outcomes will vary (above or below target) based on the performance achieved. The compensation committee periodically reviews our compensation philosophy and may make adjustments from time to time based on the needs of the organization.
We believe that our compensation philosophy, including the opportunity to earn above-market compensation for performance in excess of goals, ensures that we are well positioned to attract and retain the highest caliber of executive officer talent and to properly incentivize our executive officers. Our named executive officer compensation packages are generally comprised of a mix of base salary, annual cash bonus, and annual equity grant, plus limited perquisites. We believe this mix of compensation elements allows us to successfully achieve the foregoing compensation objectives, however, as noted above, the compensation committee periodically re-evaluates our compensation philosophy, objectives, and tools and, from time to time, revises or introduces new elements into our executive compensation program.
We believe a significant portion of each executive officer's compensation should be “at-risk” by being tied to the performance of our business or our stock price. We implement this belief through the use of performance-based bonuses and performance-vested equity, for which payment or vesting is directly dependent on performance, as well as through the use of equity-based compensation generally, such as restricted stock units (“RSUs”), the value of which depends on our stock price. We believe that equity-based compensation that is subject to vesting based on continued employment is also an effective tool for retaining our executive officers, aligning their interests with those of our stockholders, and for building an executive's long-term commitment to the company. As further discussed below, our executive officers and directors are also subject to stock ownership guidelines.
Roles and Responsibilities in Determining Executive Compensation
The compensation committee establishes our executive officer compensation packages and determines cash payout and performance equity vesting levels for performance-based compensation after the conclusion of the relevant performance period. The compensation committee also administers our equity compensation plans and oversees our long-term incentive programs generally and any special compensation initiatives.
The compensation committee receives updates from its compensation consultant and/or outside counsel at least annually on recent developments and trends in executive compensation and related governance matters to assist it in making compensation decisions.
For the year ended January 31, 2016, the compensation committee engaged Willis Towers Watson to prepare a peer group compensation “benchmarking” analysis for our executive officer compensation packages and to assist the compensation committee in structuring and evaluating proposed executive officer compensation packages as well as year-end payouts. Willis Towers Watson also advised on the design of our new LTI plan design. Any advice provided by Willis Towers Watson in the year ended January 31, 2016 with respect to non-executive officer or director personnel did not exceed $120,000 in fees and/or was with respect to broad-based plans that do not discriminate in scope, terms, or operation in favor of our executive officers or directors and are available generally to all employees. The compensation committee also received advice from outside counsel during the year ended January 31, 2016. In March 2015, the compensation committee reviewed and confirmed the independence of its advisors pursuant to the six-factor test promulgated by the SEC under the Dodd-Frank Act with respect to the compensation period ended January 31, 2016. In March 2016, the compensation committee also reviewed and confirmed the independence of its advisors, applying the same six-factor test, with respect to the compensation period ending January 31, 2017.
In establishing the compensation packages for our named executive officers each year, the compensation committee reviews the various components and amounts of compensation being considered for each executive officer through the use of “tally sheets” or similar compensation summaries, which facilitate the committee's oversight of executive compensation.
With the compensation committee's permission or at the compensation committee's request, selected members of senior management from our human resources, finance, or legal functions generally work cooperatively with the compensation consultant in preparing proposals for executive officer compensation packages or other executive compensation arrangements for consideration by the compensation committee. The compensation consultant at all times remains independent of management and forms its own views with respect to the recommendations it makes to the compensation committee. The compensation committee also met in executive session (outside the presence of management), both with and without its compensation consultant, during the year ended January 31, 2016.
The Chief Executive Officer also provides input to the compensation committee on each proposed executive officer compensation package. The Chief Executive Officer's input to the compensation committee is based, among other things, on his views of each executive officer's performance, achievements, skills, and responsibilities, competitive factors, and internal pay equity considerations. The Chief Executive Officer's input does not include a recommendation on his own compensation and, notwithstanding his input, the compensation committee in any event exercises independent judgment on executive officer compensation and is solely responsible for final decisions on all matters related to the compensation of all of the named executive officers.

Peer Group
The composition of the peer group used for benchmarking analyses prepared by the compensation consultant for the year ended January 31, 2016 was developed following discussions between the compensation committee, Willis Towers Watson, and members of senior management, primarily our Chief Executive Officer. Based on these discussions, for the year ended January 31, 2016, the compensation committee determined to leave the peer group unchanged from the prior year, which peer group was comprised of the following:

ACI Worldwide Inc.	Mentor Graphics Corp.
Autodesk Inc.	MicroStrategy Inc.
Cadence Design Systems Inc.	NetScout Systems, Inc.
CommVault Systems	Nuance Communications Inc.
Compuware Corp.	Open Text Corp.
Constellation Software Inc.	Pegasystems, Inc.
DST Systems Inc.	Red Hat Inc.
Fair Isaac Corporation	Salesforce.com Inc.
Fortinet Inc.	Solera Holdings Inc.
Informatica	SS&C Technologies Holdings, Inc.
Jack Henry & Associates Inc.	TIBCO Software Inc.
MacDonald Dettwiler and Assoc. Ltd.
The companies included in the peer group were selected by the compensation committee from a sampling of publicly traded software and technology companies with businesses similar to ours and with annual revenues, market capitalizations, and/or enterprise values within a range above and below ours that the compensation committee believed was relevant. Certain of our closest competitors do not fit within these parameters, either because they are much larger or much smaller than us, are privately held, or are foreign issuers who do not publicly file detailed compensation data or have different pay practices due to local market factors outside the U.S. The compensation committee also considers the growth and market leadership profiles of potential peer group companies, competitive considerations with regard to our business, as well as recruiting and retention factors in selecting the peer group, and is mindful of the parameters used by the main proxy advisory firms in establishing their own compensation peer groups. During its annual review, the compensation committee seeks, to the extent practical, to maintain consistency in the peer group in an effort to maintain better comparability from year to year in the results of the benchmarking process.

Overview of the Establishment of Executive Officer Compensation for the Year Ended January 31, 2016
In establishing cash and equity target award levels for each named executive officer, and the mix between cash compensation and equity compensation, the factors considered by the compensation committee consisted of:

•	the compensation benchmarking analysis prepared each year by the compensation consultant;

•	the executive officer's compensation for the previous year;

•	relevant terms of the officer's employment agreement;

•	the executive officer's role, responsibilities, and skills;

•	a subjective assessment of the executive officer's performance in the previous year, including special achievements;

•	our performance, based on financial and non-financial metrics, in the previous year, including the performance of our stock over the course of the prior year and over longer-term periods;

•	our growth, based on both financial and non-financial metrics, from the previous year;

•	our outlook and operating plan for the upcoming year;

•	the proposed packages for the other executive officers (internal pay equity);

•	the proposed merit increases, if any, being offered to our employees generally;

•	the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool between the executive officers and the other participants;

•	overall equity dilution and burn rates as well as equity overhang levels;

•	the value of and expense associated with proposed and previously awarded equity grants, including the continuing retentive value of past awards;

•	executive officer recruiting and retention considerations; and

•	compensation trends and competitive factors in the market for talent in which we compete.
Elements of compensation were considered by the compensation committee individually and in the aggregate in its decision making process. Although the compensation committee does not target a specific ratio of equity to cash, the compensation committee believes that equity should comprise a majority of each named executive officer’s compensation package in order to foster a greater sense of personal investment in our performance, further aligning executive officer incentives with the interests of our stockholders, and increasing the amount of such executive officer's compensation that is “at risk” by virtue of being dependent on our stock price and/or performance. Subject to the parameters of our compensation philosophy, the compensation committee also believes that it is appropriate for our Chief Executive Officer to be compensated more highly from both a cash and an equity perspective than our other named executive officers, and this approach has been supported by our benchmarking analyses. In establishing the relative compensation of the other named executive officers, the compensation committee takes into account differences in the scope of each officer's role, responsibilities, and skills.
The financial performance goals established by our compensation committee for executive officer bonus plans and performance equity awards are based on our internal budget and/or two-year operating plan, which use non-GAAP (generally accepted accounting principles) measures that our board of directors and senior management find useful in managing our business. See Appendix A to this proxy statement for additional discussion of such non-GAAP financial measures and reconciliation to the most directly comparable GAAP measures. Mergers and acquisitions (M&A) contemplated by the budget and two-year plan approved by the board of directors are included in measuring performance against compensation goals. For other extraordinary non-budgeted events, including material M&A not contemplated by the budget, the compensation committee or the board of directors may normalize performance results to ensure comparability with performance goals, unless otherwise provided under the terms of the applicable award, such as the 2013 Special Grants (discussed below), which awards were specifically intended to capture the impact of extraordinary changes to the business, including M&A.

Elements of Compensation - Establishment and Payouts for the Year Ended January 31, 2016
Base Salary
Base salaries for our named executive officers are subject to adjustment annually by the compensation committee as part of its regular compensation review process based on the benchmarking process and the other factors described above. For the year ended January 31, 2016, executive officer base salaries were increased by approximately 2.5%, generally consistent with our regular company merit increases for the year.
Establishment of Annual Bonuses
Each of our named executive officers is eligible to receive an annual cash bonus. As with base salaries, target bonuses are established annually by the compensation committee as part of its regular compensation review process described above based on the benchmarking process and the other factors described above.
For the year ended January 31, 2016, target bonus opportunities were not changed based on the compensation committee's assessment that target bonuses were well aligned with market vis-à-vis the compensation peer group.
Bonus payouts are based on performance by reference to pre-defined performance goals established by the compensation committee as part of the regular compensation review process as well as based on qualitative factors related to each executive officer's achievements and performance review and other factors deemed relevant by the compensation committee.
Performance goals for bonus plans for the year ended January 31, 2016 were based on revenue, operating income, operating cash flow, and the achievement of management business objectives, which we refer to as MBOs. We believe these elements create a well-diversified set of performance goals, including a focus on revenue as our key growth driver, profitability, cash generation, and individual achievement.
MBOs are tailored to each executive officer's function within the company. For the year ended January 31, 2016, the MBOs consisted of qualitative/subjective performance goals (such as devising and implementing strategic or compliance plans or initiatives, including executing on M&A goals or entering new businesses, improving internal financial processes or business systems, assuming new areas of responsibility, or achieving human capital goals), as well as additional quantitative goals such as achievement of operating unit budget targets (for officers with operational responsibility).
Financial performance goals were in the form of a range in which an executive officer could achieve 25% of his target bonus at the low end of the performance range (or threshold), 100% of his target bonus at the middle of the performance range (target performance), and up to 150% of his target bonus at the high end of the performance range, for each performance goal, with the final bonus calculation based on the combined achievement of all goals. For performance below the applicable threshold, the executive officer was not entitled to any bonus for that goal. For performance falling between established points in the range, the bonus was calculated on a formulaic basis based on those points. MBO goals were measured on a scale of 0% to 100% achievement, with the calculated percentage payout for such metric equal to the percentage level of achievement. The compensation committee's objective in establishing a range was to align the bonus payout with actual performance.
The compensation committee carefully evaluates the proposed financial performance goals, as well as the proposed MBO goals, as part of its annual compensation review process, with a view to setting the financial performance targets (the middle of the performance ranges) and the MBO goals at a level that requires strong performance on the part of each recipient, but that is not so difficult to achieve that it is more likely than not that the executive officer will be unable to reach the goal. The compensation committee also endeavors to set threshold performance levels (and corresponding payout levels) that are reasonable in light of the goal in question and, as noted above, also provides for a cap on maximum payouts, at levels requiring extraordinary levels of achievement.

Annual Bonus Payouts for the Year Ended January 31, 2016
The following table summarizes the annual bonus payouts for each executive officer for the year ended January 31, 2016. Performance was below target for all financial goals, with revenue at 92.2% of our target goal of $1.23 billion, operating income at 87.5% of our target goal of $279.0 million, and operating cash flow at 84.8% of our target goal of $235.0 million, resulting in calculated payout levels ranging from approximately 81% to approximately 84% of target.

	Target Bonus					Bonus Payout Amounts
Name	In U.S. Dollars	In Local Currency	Bonus Plan Metric & Weight	Financial Target for Bonus Plan Metric	Final Payout Percentage	In U.S. Dollars	In Local Currency

Dan Bodner	$816,000	N/A	Revenue: 30.0%	$1.23 billion	82.7%	$674,976	N/A
			Operating income: 30.0%	$279.0 million
			Operating cash flow: 20.0%	$235.0 million
MBO: 20.0%

Douglas Robinson	$289,000	N/A	Revenue: 30.0%	$1.23 billion	83.7%	$241,944	N/A
			Operating income: 30.0%	$279.0 million
			Operating cash flow: 20.0%	$235.0 million
MBO: 20.0%

Elan Moriah	$289,000	N/A	Revenue: 30.0%	$1.23 billion	82.7%	$239,054	N/A
			Operating income: 30.0%	$279.0 million
			Operating cash flow: 20.0%	$235.0 million
MBO: 20.0%

Meir Sperling (1)	$213,110	NIS 842,000	Revenue: 30.0%	$1.23 billion	80.7%	$107,488	NIS 424,684
			Operating income: 30.0%	$279.0 million
			Operating cash flow: 20.0%	$235.0 million
MBO: 20.0%

Peter Fante	$221,000	N/A	Revenue: 30.0%	$1.23 billion	83.7%	$185,016	N/A
			Operating income: 30.0%	$279.0 million
			Operating cash flow: 20.0%	$235.0 million
MBO: 20.0%

(1) The U.S. dollar bonus opportunity and payout amount for Mr. Sperling is for comparative purposes only. Mr. Sperling's bonus opportunity and final payout are both in his local currency (NIS) and are shown in U.S. dollars based on a January 31, 2016 exchange rate of NIS 1=$0.2531. Under the terms of his employment agreement, Mr. Sperling was entitled to a pro-rated annual bonus for the year ended January 31, 2016 based on actual performance. Therefore the bonus payout amounts in the table above are pro-rated through his September 15, 2015 transition date.

Performance vs. Payout Matrix
(applies to each officer on a goal by goal basis,
based on the officer's individualized bonus plan per the table above)

	Payout Percentage
	0%	25%	85%	95%	100%	105%	120%	150%
Achievement Percentage
Percentage of Revenue Goal	<87%	87%	92%	97%	100%	103%	105%	108%

	Payout Percentage
	0%	25%	75%	90%	100%	115%	125%	150%
Achievement Percentage
Percentage of Operating Income Goal	<78%	78%	83%	93%	100%	105%	110%	115%
Percentage of Operating Cash Flow Goal	<78%	78%	83%	93%	100%	105%	110%	115%

Establishment of Equity Awards
Each of our named executive officers is eligible to receive an annual equity award. As with base salaries and target bonuses, named executive officer equity grants are established annually by the compensation committee as part of its regular compensation review process described above.
The compensation committee endeavors to establish the grant date well in advance of the grant and to schedule vesting dates to occur at a time when we would not normally be in a quarterly trading blackout (to reduce the chances that vesting-related tax events occur during blackout periods). Apart from seeking to schedule vesting dates outside of blackout periods, we do not time our grants by reference to the release of earnings or other material information.
We use RSUs (both time-based and performance-based) as our preferred form of equity award, which provide predictable retention value and alignment of employee interests with stockholder interests, particularly in times of volatile equity markets. The compensation committee periodically reviews the elements of compensation it uses, however, and we may in the future incorporate other award forms, including stock options, in our executive officer compensation packages. To the extent that stock options are used, the exercise price of such options is the closing price of our stock on the date of board of directors or compensation committee approval.
For the year ended January 31, 2016, newly awarded annual equity grants for our named executive officers were divided evenly between time-vested RSU awards and performance-vested RSU awards, which we believe appropriately aligns executive officer incentives with company performance and provides a fair balance in the extent to which executive officer compensation is “at risk” both by being tied our stock price and to the performance of our business.

•	Time-based RSU awards vest in equal portions over a three-year period.

•
The annual performance-based RSU awards for executive officers granted during the year ended January 31, 2016 (in April 2015) vest based on a single 2-year performance period ending on January 31, 2017, based one-third on revenue, one-third on EBITDA, and one-third on relative TSR, with an additional one-year service requirement for one-third of the shares earned based on performance. Relative TSR is calculated as Verint’s total stockholder return, on a percentile basis, relative to the companies comprising the S&P 1500 Information Technology Sector Index with respect to the applicable performance period, weighted equally and based on the applicable 90-day volume-weighted trailing average closing prices of the stock of such constituent companies as of the beginning and end of the performance period (adjusted for dividends), provided that only those members of the index that constitute part of the index at both the beginning and the end of the performance period will be taken into account for purposes of the calculation. The compensation committee elected to include relative TSR in the new LTI design in order to increase the alignment of our long-term incentive program with the interests of our stockholders. In structuring the relative TSR calculation and selecting the index, the compensation committee’s goal was to be able to compare Verint’s stock price performance to that of a large, steady-state sampling of technology companies with a median size within a range of ours, on a basis designed to eliminate any short-term aberrations in stock price (for either Verint or companies in the index) at the start or the end of the performance period.

The performance-payout scales for the revenue, EBITDA, and relative TSR goals under the performance RSUs granted during the year ended January 31, 2016 are set out in the table below. If performance falls below the applicable threshold, the executive officer would not receive any vesting for the portion of the award attributable to that goal. For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

Revenue Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
82%	25%
90%	75%
95%	90%
100%	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period

73%	25%
80%	65%
90%	85%
100%	100%
110%	150%
115%	175%
120% or more	200%
Relative TSR Goal Opportunity
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for Period
25th	0%
50th	100%
75th	200%

In March 2015, the compensation committee also established the performance goals for the final outstanding tranche of our historical annual performance-based RSUs awards (granted during the year ended January 31, 2014). These awards vest 50% based on a revenue goal and 50% based on an operating income goal. The revenue and operating income goals for the January 31, 2016 performance period under these historical annual performance-based RSU awards were set using the same methodology and with the same performance-payout scales, as described above under “—Elements of Compensation—Annual Bonus” for the annual bonus goals.

Calculation of Performance Equity Vesting for the Year Ended January 31, 2016
As a result of the 2-year performance period for the performance RSUs granted in April 2015, no vesting of these awards occurred during (or in respect of) the year ended January 31, 2016.
The following table summarizes the goal achievement and calculated vesting levels for the performance RSUs granted in April 2014 in respect of the 2-year performance period ended January 31, 2016. The 2-year revenue target for these awards was $2.295 billion and the 2-year EBITDA target for these awards was $579 million. The actual vesting levels were equal to the calculated vesting levels without adjustment by the compensation committee.

Performance vs. Payout Matrix (for awards approved April 2014)
Revenue Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period
82%	25%	99.9%	99.8%
90%	75%
95%	90%
100%	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period

73%	25%	95.2%	92.8%
80%	65%
90%	85%
100%	100%
110%	150%
115%	175%
120% or more	200%
Relative TSR Goal Opportunity		Payout For This Goal
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentile Achieved	Percentage of Performance Shares Earned for Period
25th	0%	42nd	68%
50th	100%
75th	200%
		Overall Payout (Average of Payouts For Each Goal)
			Percentage of Performance Shares Earned for Period Overall
			86.9%

The following table summarizes the goal achievement and calculated vesting levels for the final outstanding tranche of our historical performance RSUs in respect of the performance period ended January 31, 2016. The revenue target for these awards was $1.23 billion and the operating income target for these awards was $279 million. The actual vesting levels were equal to the calculated vesting levels without adjustment by the compensation committee.

Performance vs. Payout Matrix (for third tranche of awards granted on April 19, 2013)
Revenue Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period
87%	25%	92.2%	85.5%
92%	85%
97%	95%
100%	100%
103%	105%
105%	120%
108% or more	150%

Operating Income Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period

78%	25%	87.5%	81.8%
83%	75%
93%	90%
100%	100%
105%	115%
110%	125%
115% or more	150%
		Overall Payout (Average of Payouts For Each Goal)
		Percentage of Combined Goals Achieved	Percentage of Performance Shares Earned for Period Overall

		89.9%	83.6%

2013 Special Grant
On April 19, 2013, the compensation committee, with the approval of the board of directors, made a special grant of equity to our named executive officers and certain other executives (the “2013 Special Grant”) in conjunction with our regular annual equity grant for the year ended January 31, 2014.
The 2013 Special Grant was comprised of a time-based component (one-third of the award) and a performance-based component (two-thirds of the award). The time-based RSU component of the grant vested one-third on April 4, 2014, one-third on April 4, 2015, and one-third on April 4, 2016. The performance-based RSU component of the grant was divided into two equal groups of units, "Revenue Units" and "EBITDA Units," each with its own performance vesting conditions summarized in the table below that were able to be satisfied anytime within a five year period from the end of the month in which the grant was made, but subject to a two-quarter sustainability test requiring that performance remain at 95% of these levels in any two subsequent quarters (whether or not consecutive), which was able to be achieved any time within a six year period from the end of the month in which the grant was made.

Revenue Units:

◦	First Tranche (50%): $1.0 billion in revenue and 22% EBITDA margin on a trailing 12-month basis

◦	Second Tranche (50%): $1.1 billion in revenue and 22% EBITDA margin on a trailing 12-month basis
EBITDA Units:

◦	First Tranche (50%): $230 million in EBITDA on a trailing 12-month basis

◦	Second Tranche (50%): $260 million in EBITDA on a trailing 12-month basis
In connection with the finalization of our financial results for the quarterly period ended July 31, 2015, the compensation committee determined that the performance vesting conditions for the second tranches of the Revenue Units and the EBITDA Units had been satisfied and certified the vesting of such units. The specific number of shares earned by each named executive officer as a result of such vesting is summarized in the table below. The first tranches of the Revenue Units and the EBITDA Units were earned in respect of performance achieved in the year ended January 31, 2015. No further performance-based units of either kind remain outstanding.

Named Executive Officer	Final Vesting (Revenue Units)	Final Vesting (EBITDA Units)
Dan Bodner	12,500	12,500
Doug Robinson	3,000	3,000
Elan Moriah	4,500	4,500
Meir Sperling	3,000	3,000
Peter Fante	3,000	3,000
Stock Bonus Program
In order to foster a greater sense of company ownership for employees while reducing the company's cash compensation cost, in September 2011, our board of directors approved a stock bonus program under which eligible employees may receive a portion of their bonuses, otherwise payable in cash, in the form of discounted shares of our common stock. This program is subject to annual funding approval by our board of directors and an annual cap on the number of shares that can be issued. Named executive officers are permitted to participate in the program, to the extent that shares remain available for awards following the enrollment of all other participants, to encourage our officers to continue to increase their stake in the company as well. Shares issued to executive officers in respect of the discount feature of the program are subject to a one year vesting period to enhance the retentive value of the program and to better align executive interests with those of our stockholders.
For the program period ended January 31, 2015, the board of directors approved the issuance of up to 125,000 shares of common stock and a discount of 15% for awards under the program. Shares in respect of this program period were issued in the quarter ended July 31, 2015, including the following shares issued to the named executive officers (subject to a one year vesting period ending on June 17, 2016) in respect of the 15% discount. These shares are included in the “Stock Awards” column of the "Summary Compensation Table for the Year Ended January 31, 2016” in the row for the year ended January 31, 2016 (the year in which the shares in respect of the discount feature were awarded). Mr. Sperling did not participate in the program.

Named Executive Officer	Shares
Dan Bodner	1,612
Doug Robinson	191
Elan Moriah	571
Peter Fante	145

For the program period ended January 31, 2016, the board of directors has approved the issuance of up to 125,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2016 (during the year ending January 31, 2017). On March 17, 2016, the board of directors accepted management’s recommendation to reduce the discount feature to 0% for the program period ended January 31, 2016 (based on the company’s performance below its goals for the year). As a result, no shares will be issued to the named executive officers in respect of the discount feature for the program period ended January 31, 2016.
For the program period ending January 31, 2017, the board of directors has approved the issuance of up to 125,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2017 (during the year ending January 31, 2018) and the number of shares to be issued to the named executive officers in respect of the discount will not be determinable until such time.
Other Pay Elements
We do not currently make use of cash-based long-term incentive compensation arrangements, defined benefit plans, or deferred compensation plans. We provide a limited amount of perquisites to our executive officers, which vary from officer to officer and region to region and include:

•	use of a company car or an annual car allowance, plus fuel reimbursement allowance;

•	an annual allowance for professional legal, tax, or financial advice;

•	payments for accrued vacation days (prior to separation from service); and

•	supplemental company-paid life insurance.
Named executive officers in the United States also receive the same partial match of their 401(k) contributions as all other U.S. employees. Named executive officers in Israel receive company contributions to a retirement fund, a severance fund, and a continuing education fund, in each case, on the same basis as other Israeli employees. Named executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the country in which the executive officer is employed.
Employment Agreements
Each of our named executive officers is party to a formal employment agreement with us. The terms of these agreements are summarized under “Executive Officer Severance Benefits and Change in Control Provisions—Provisions of Executive Officer Agreements” below. On September 15, 2015, Mr. Sperling retired from his role as an executive officer and transitioned to a consulting role. Mr. Sperling’s retirement was treated as a termination without cause under the terms of his existing employment agreement. Mr. Sperling's consulting agreement has an initial term of 12 months, unless earlier terminated in accordance with its terms, and, thereafter, will continue until terminated by either party. In exchange for Mr. Sperling’s performance of consulting duties one day per week, he is paid a monthly fee in the amount of NIS 25,000. He is also paid NIS 6,000 per day for each additional day that he performs his consulting duties.
Clawback Policy
Each of our named executive officers is subject to a clawback provision in his employment agreement that allows us to recoup from the officer, or cancel, all or a portion of the officer's incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer's misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation for the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Our 2015 Long-Term Stock Incentive Plan also contains a provision that allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company.

Stock Ownership Guidelines, Hedging and Pledging Policies, and Other Policies
Our board of directors has adopted stock ownership guidelines for our named executive officers and non-employee directors who are compensated by us for their services. We believe these guidelines help to further align the interests of our executive officers and directors with those of our stockholders. The guidelines contain customary terms and conditions and establish the following target ownership levels:

•	ownership equal to five times salary for our Chief Executive Officer;

•	ownership equal to three times salary for our other executive officers (reduced to one and a half times salary beginning at age 62); and

•	ownership equal to three times annual cash retainer for non-employee directors.
Until the target ownership levels are met, executive officers and directors subject to the guidelines are required to hold 50% of the after-tax shares acquired from either the vesting of restricted stock or restricted stock units or from the exercise of stock options. As a result of this requirement, there is no specified time frame for reaching the target ownership levels and no minimum holding periods once shares have been acquired (if an executive officer or director falls below the target ownership level after having achieved it, he or she would again become subject to the 50% after-tax holding requirement until the ownership level had been re-established). Other than pledged shares (as noted below), executive officers and directors subject to the guidelines are permitted to count towards the target ownership levels all shares of common stock held by such individual, regardless of source, including both vested and unvested stock awards, as well as the intrinsic value of vested stock options. We believe that all of our named executive officers and directors are currently in compliance with these stock ownership guidelines.
Our insider trading policy prohibits all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities. It also requires that any hedging transactions (for employees other than executive officers or directors, who are subject to prohibitions under a separate policy described below) be pre-cleared by our legal department.
We have also adopted a policy prohibiting our executive officers and directors from engaging in hedging or significant pledging transactions in our securities. This policy supplements our insider trading policy and our director and executive officer stock ownership guidelines. A pledge is considered significant if it involves a number of shares equal to or exceeding the lesser of 1/2% of our outstanding equity securities or 10% of the Verint equity securities owned by the executive officer or director. Any equity securities that are pledged by an executive officer or director are not eligible to be counted toward such person's satisfaction of our stock ownership guidelines.
Our board of directors has adopted a policy generally precluding us from entering into any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocations, any other tax gross-up payments with executive officers.
Tax Implications
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives above $1 million in any fiscal year unless such compensation satisfies the Internal Revenue Code's requirements for qualified performance-based compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible under Section 162(m) of the Internal Revenue Code.
Compensation Committee Report
The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussions with management regarding such section of this proxy statement, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee:

Richard Nottenburg, Chair
John Egan
Howard Safir
Earl Shanks

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Programs and Risk Assessment
In connection with our annual budgeting process and our annual performance review process, our executive management reviews our compensation policies and practices, including with respect to risk.  Our compensation policies and practices are relatively stable and tend not to change significantly from year to year, particularly below the executive level. We monitor the operation of these policies and procedures and believe that they have proven to be well-calibrated over time. We also believe that these policies and practices are comparable to those used by similarly situated companies in our industry and the companies with which we compete for talent. In conducting its risk review, management noted in particular the following aspects of our compensation policies and procedures:

•
Use of a combination of elements to achieve a balance between (1) fixed pay and variable pay, (2) time-based components and performance-based components, (3) quantitative targets and qualitative targets, and (4) short-term and long-term elements.

•
Multiple quantitative targets (designed to support the budget and two-year operating plan approved by the board of directors) within each compensation plan, as well as elements that differ from plan to plan, and discretionary authority/elements or individual/team objectives in some plans.

•
Variable compensation elements, including equity awards whose value fluctuates with our stock price, represent slightly less than 20% of our total annual compensation expense and are broadly distributed among the employee base.

•
Bonus plans and performance-based equity plans are subject to maximum payouts and contain calibrated performance-payout curves and staged goals below target to permit payout opportunities for performance that approaches, but does not achieve, target.

•	The 2013 Special Grant contained a steady-state test to ensure that performance was sustained before vesting was achieved.

•	Management maintains control over award templates and equity plan design and models the financial impact of design elements such as sales quotas and commissions before adoption.

•
Checks and balances in place for the processing of transactions and the calculation of performance levels and payout amounts, including a well-developed system of internal controls to help ensure that financial results and the underlying transactions are sound.

•	Provisions in our commission plans allowing us to reduce, withhold, or offset commissions for transactions that do not meet specified minimum requirements, even after the commission has been paid.

•	Quarter-end guidelines are in place to help ensure that sales transactions are handled in a consistent and ethical manner at the end of each reporting period.

•	Quarterly certifications from a broad base of employees helps promote accountability and compliance.

•
Stock ownership guidelines for our directors and executive officers, as well as a policy prohibiting hedging and restricting pledging to help maintain alignment between our directors / executive officers and our stockholders.

•	Clawback provisions included in our executive employment agreements, equity plan, and award agreements allowing us to recoup payments or awards under appropriate circumstances.
Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Executive Compensation Tables
Summary Compensation Table for the Year Ended January 31, 2016
The following table lists the annual compensation of our named executive officers for the years ended January 31, 2016, 2015, and 2014.

Name and Principal Position	Year Ended January 31,	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)

Dan Bodner - President and Chief Executive Officer and Corporate Officer	2016	740,133		—	8,701,157	—	674,976		40,951	10,157,217
	2015	722,825		—	8,049,928	—	816,000		57,019	9,645,772
	2014	702,975		—	7,128,611	—	865,327		62,973	8,759,886

Douglas Robinson - Chief Financial Officer and Corporate Officer	2016	415,817		—	1,732,023	—	241,944		14,000	2,403,784
	2015	406,000		—	1,593,531	—	289,000		27,146	2,315,677
	2014	394,575		—	1,565,450	—	304,158		27,054	2,291,237

Elan Moriah - President, Enterprise Intelligence Solutions and Video and Situation Intelligence Solutions and Corporate Officer	2016	415,817		—	2,006,712	—	239,054		23,567	2,685,150
	2015	406,000		—	1,857,143	—	289,000		28,662	2,580,805
	2014	394,575		—	1,987,396	—	300,690		15,805	2,698,466

Meir Sperling - Former Chief Strategy Officer and Corporate Officer (and Former President, Communications and Cyber Intelligence Solutions)	2016	233,884	(5)	—	925,173	—	107,488	(5)	1,562,071	2,828,616
	2015	394,011		—	1,172,300	—	214,577		101,640	1,882,528
	2014	384,597		—	1,501,610	—	251,909		102,260	2,240,376

Peter Fante - Chief Legal Officer, Chief Compliance Officer, and Corporate Officer	2016	381,250		—	1,557,022	—	185,016		14,000	2,137,288
	2015	372,300		—	1,394,525	—	221,000		38,335	2,026,160
	2014	361,988		—	1,416,775	—	234,359		27,132	2,040,254
(1) Includes cash bonuses awarded outside the officer's regular annual bonus plan, if any.
(2) Reflects the aggregate grant date fair value of stock or option awards, as applicable, approved for the named executive officer in the applicable fiscal year computed in accordance with applicable accounting standards. Includes the aggregate grant date fair value of stock awards granted to the named executive officers in a given fiscal year as a result of the discount feature under the stock bonus program, but excludes the value of any other shares issued or to be issued to the named executive officers under the stock bonus program (the cash value of which is included within the “Non-Equity Incentive Plan Compensation” column in the fiscal year in which the corresponding cash bonus was earned). See “Compensation Discussion and Analysis-Stock Bonus Program” for more information about these stock bonus awards. For a further discussion of our accounting for equity compensation, see Note 13, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2016. For performance-based awards, the value shown in the table for the year ended January 31, 2016 is based on the assumed achievement of the target level (i.e., the probable level) of performance. See the “Grant Date Value of Performance Awards” table below for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. Volatility in our stock price from year to year may impact the grant date fair value of our annual equity awards.
(3) Amount represents performance-based annual cash bonuses tied to the officer's pre-defined annual bonus plan. Includes the aggregate grant date fair value of shares to be issued to the named executive officers under the stock bonus program in respect of the fiscal year in which the cash bonus was earned (such shares are effectively purchased by the executive officers at fair market value using bonus dollars), but excluding shares issued as a result of the discount feature of the program (the value of which is included within the “Stock Awards” column in the fiscal year in which such shares were granted). The amounts for

Mr. Sperling reflect his partial year of service as an employee during the year ended January 31, 2016 and are based on a January 31, 2016 exchange rate of NIS 1=$0.2531. See also footnote 5 to this table below.
(4) See the table below for additional information on “All Other Compensation” amounts for the year ended January 31, 2016. “All Other Compensation” does not include premiums for group life, health, or disability insurance that is available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.
(5) For the year ended January 31, 2016, Mr. Sperling received a salary of NIS 907,583 ($233,884 based on an average exchange rate from February 1, 2015 through September 15, 2015 of NIS 1=$0.2577) and was awarded a performance-based bonus of NIS 424,684 ($107,488 based on a January 31, 2016 exchange rate of NIS 1=$0.2531), which was pro-rated for his partial year of service as an employee, and which will be paid during the year ended January 31, 2017.
Grant Date Value of Performance Awards
The following table sets forth the aggregate grant date fair value of the performance awards made to our named executive officers during the years ended January 31, 2016, 2015, and 2014, assuming:
(a) the highest level of performance is achieved (see the Maximum Possible Shares column), or
(b) the target level of performance (probable outcome) is achieved (see the Target Shares column).
Fair value, in the case of the Maximum Possible Shares, is calculated based on the closing price of our common stock on the accounting grant date. Fair Value, in the case of the Target Shares, is calculated based on the closing price of our common stock on the dates the compensation committee originally approved the grants (April 19, 2013 ($32.77), April 17, 2014 ($45.29), and April 21, 2015 ($64.44)). The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated, which date is not always the same as the date the compensation committee originally approved the grant. Award tranches are grouped by accounting grant date below.

Name	Original Date of Committee Approval of Grant	Accounting Grant Date	Maximum Possible Shares	Fair Value on Accounting Grant Date	Target Shares	Fair Value on Original Date of Committee Approval of Grant

Dan Bodner	4/21/2015	4/21/2015	110,000	$7,088,400	55,000	$3,544,200
	4/19/2013 (3rd tranche)	3/19/2015	36,816	2,267,866	24,544	804,307
		Total Grants for Year Ended 1/31/2016	146,816	$9,356,266	79,544	$4,348,507

	4/17/2014	4/17/2014	127,308	$5,765,779	63,654	$2,882,890
	4/19/2013 (2nd tranche)	3/20/2014	36,816	1,735,138	24,544	804,307
	4/26/2012 (3rd tranche)	3/20/2014	32,782	1,545,016	21,855	668,763
		Total Grants for Year Ended 1/31/2015	196,906	$9,045,933	110,053	$4,355,960

	4/19/2013 (1st tranche)	4/19/2013	31,930	$1,046,346	25,544	$837,077
	4/19/2013 (Special Equity all tranches)	4/19/2013	50,000	1,638,500	50,000	1,638,500
	4/26/2012 (2nd tranche)	3/14/2013	27,318	973,887	21,855	668,763
	4/12/2011 (3rd tranche)	3/14/2013	22,500	802,125	18,000	630,720
		Total Grants for Year Ended 1/31/2014	131,748	$4,460,858	115,399	$3,775,060

Douglas Robinson	4/21/2015	4/21/2015	22,000	$1,417,680	11,000	$708,840

	4/19/2013 (3rd tranche)	3/19/2015	7,363	453,561	4,909	160,868
		Total Grants for Year Ended 1/31/2016	29,363	$1,871,241	15,909	$869,708

	4/17/2014	4/17/2014	24,400	$1,105,076	12,200	$552,538
	4/19/2013 (2nd tranche)	3/20/2014	7,363	347,018	4,909	160,868
	4/26/2012 (3rd tranche)	3/20/2014	7,975	375,862	5,317	162,700
		Total Grants for Year Ended 1/31/2015	39,738	$1,827,956	22,426	$876,106

	4/19/2013 (1st tranche)	4/19/2013	6,136	$201,077	4,909	$160,868
	4/19/2013 (Special Equity All Tranches)	4/19/2013	12,000	393,240	12,000	393,240
	4/26/2012 (2nd tranche)	3/14/2013	6,646	236,930	5,317	162,700
	4/12/2011 (3rd tranche)	3/14/2013	5,000	178,250	4,000	140,160
		Total Grants for Year Ended 1/31/2014	29,782	$1,009,497	26,226	$856,968

Elan Moriah	4/21/2015	4/21/2015	25,000	$1,611,000	12,500	$805,500
	4/19/2013 (3rd tranche)	3/19/2015	8,766	539,986	5,844	191,508
		Total Grants for Year Ended 1/31/2016	33,766	$2,150,986	18,344	$997,008

	4/17/2014	4/17/2014	28,644	$1,297,287	14,322	$648,643
	4/19/2013 (2nd tranche)	3/20/2014	8,766	413,142	5,844	191,508
	4/26/2012 (3rd tranche)	3/20/2014	7,975	375,862	5,317	162,700
		Total Grants for Year Ended 1/31/2015	45,385	$2,086,291	25,483	$1,002,851

	4/19/2013 (1st tranche)	4/19/2013	7,305	$239,385	5,844	$191,508
	4/19/2013 (Special Equity All Tranches)	4/19/2013	18,000	589,860	18,000	589,860
	4/26/2012 (2nd tranche)	3/14/2013	6,646	236,930	5,317	162,700
	4/12/2011 (3rd tranche)	3/14/2013	5,156	183,811	4,125	144,540
		Total Grants for Year Ended 1/31/2014	37,107	$1,249,986	33,286	$1,088,608

Meir Sperling	4/21/2015	4/21/2015	10,000	$644,400	5,000	$322,200
	4/19/2013 (3rd tranche)	3/19/2015	6,837	421,159	4,558	149,366
		Total Grants for Year Ended 1/31/2016	16,837	$1,065,559	9,558	$471,566

	4/17/2014	4/17/2014	15,912	$720,654	7,956	$360,327
	4/19/2013 (2nd tranche)	3/20/2014	6,837	322,228	4,558	149,366

	4/26/2012 (3rd tranche)	3/20/2014	7,536	355,172	5,024	153,734
		Total Grants for Year Ended 1/31/2015	30,285	$1,398,054	17,538	$663,427

	4/19/2013 (1st tranche)	4/19/2013	5,697	$186,691	4,558	$149,366
	4/19/2013 (Special Equity All Tranches)	4/19/2013	12,000	393,240	12,000	393,240
	4/26/2012 (2nd tranche)	3/14/2013	6,278	223,811	5,023	153,704
	4/12/2011 (3rd tranche)	3/14/2013	4,740	168,981	3,792	132,872
		Total Grants for Year Ended 1/31/2014	28,715	$972,723	25,373	$829,182

Peter Fante	4/21/2015	4/21/2015	20,000	$1,288,800	10,000	$644,400
	4/19/2013 (3rd tranche)	3/19/2015	6,310	388,696	4,207	137,863
		Total Grants for Year Ended 1/31/2016	26,310	$1,677,496	14,207	$782,263

	4/17/2014	4/17/2014	21,216	$960,873	10,608	$480,436
	4/19/2013 (2nd tranche)	3/20/2014	6,310	297,390	4,207	137,863
	4/26/2012 (3rd tranche)	3/20/2014	6,651	313,462	4,434	135,680
		Total Grants for Year Ended 1/31/2015	34,177	$1,571,725	19,249	$753,979

	4/19/2013 (1st tranche)	4/19/2013	5,258	$172,305	4,207	$137,863
	4/19/2013 (Special Equity All Tranches)	4/19/2013	12,000	393,240	12,000	393,240
	4/26/2012 (2nd tranche)	3/14/2013	5,541	197,537	4,433	135,650
	4/12/2011 (3rd tranche)	3/14/2013	4,115	146,700	3,292	115,352
		Total Grants for Year Ended 1/31/2014	26,914	$909,782	23,932	$782,105

All Other Compensation Table

Name	Employer Retirement Contrib. ($)	Severance Fund Contrib. ($)	Study Fund Contrib. ($)	Car Allowance or Cost of Company Car Plus Fuel Allowance ($)	Prof. Advice Allowance ($)	Statutory Recreation Payment ($)	Supp. Life Insurance ($)	Separation Payments ($)(2)	Consulting Payments ($)(3)	Travel ($)(4)	Total ($)

Dan Bodner	2,000	—	—	9,731	20,000	—	9,220	—	—	—	40,951
Douglas Robinson	2,000	—	—	12,000	—	—	—	—	—	—	14,000
Elan Moriah	2,000	—	—	12,369	—	—	—	—	—	9,198	23,567
Meir Sperling (1)	13,914	22,042	17,541	11,535	—	753	—	1,461,173	35,113	—	1,562,071
Peter Fante	2,000	—	—	12,000	—	—	—	—	—	—	14,000
(1) For the year ended January 31, 2016, Mr. Sperling received a company contribution to his retirement fund of NIS 53,994 ($13,914), to his severance fund of NIS 85,533 ($22,042), to his study fund of NIS 68,069 ($17,541), use of a company car plus a fuel reimbursement allowance which cost us NIS 44,763 ($11,535) for the period, and a statutory recreation payment of NIS 2,922 ($753). For purposes of this table, all amounts have been translated into U.S. dollars based on an average exchange rate from February 1, 2015 through September 15, 2015 of NIS 1=$0.2577.
(2) On September 15, 2015, Mr. Sperling retired from his role as an executive officer and transitioned to a consulting role. Mr. Sperling’s retirement was treated as a termination without cause under the terms of his existing employment agreement. Mr. Sperling’s separation payment includes a resettlement grant of NIS 2,356,301 ($609,575), 12 months of base salary, or NIS 1,466,437 ($379,367), a lump-sum payment of his average annual bonus over the last three fiscal years of NIS 855,037 ($221,198), a lump-sum payment of unused vacation of NIS 496,805 ($128,523), three months of base salary, or NIS 454,339 ($117,537), during his contractual notice period, and other payments totaling NIS 18,720 ($4,843).
(3) From September 15, 2015 through January 31, 2016, Mr. Sperling earned NIS 135,729 ($35,113) in consulting fees. Mr. Sperling's consulting agreement has an initial term of 12 months, unless earlier terminated in accordance with its terms, and, thereafter, will continue until terminated by either party. In exchange for Mr. Sperling’s performance of consulting duties one day per week, he is paid a monthly fee in the amount of NIS 25,000. He is also paid NIS 6,000 per day for each additional day that he performs his consulting duties.
(4) Represents the taxable portion of certain Company-paid travel.

Grants of Plan-Based Awards for the Year Ended January 31, 2016
The following table sets forth information concerning equity and other plan-based grants to our named executive officers during the year ended January 31, 2016. The table also contains information for awards originally approved in prior years to the extent that one or more of the performance goals for the applicable tranche of such awards was established in the year ended January 31, 2016 (meaning that the accounting grant date for such tranche was in the year ended January 31, 2016).

					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Original Date of Committee Approval of Grant	Accounting Grant Date		Threshold ($) (1)	Target ($)	Max ($)	Threshold (#) (10)	Target (#)	Max (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Accounting Grant Date Fair Value of Stock and Option Awards ($) (2)

Dan Bodner	RSU (Time-vested grants) (3)	4/21/2015	4/21/2015					—	—	—	55,000	3,544,200
	RSU (Stock Bonus Program discount shares) (4)	6/17/2015	6/17/2015					—	—	—	1,612	100,847
	RSU (Performance-vested grant) (5) (6)	4/21/2015	4/21/2015	(8)				9,166	55,000	110,000		3,544,200
		4/19/2013	3/19/2015	(9)				6,136	24,544	36,816		1,511,910
	Annual Bonus for Year Ended 1/31/16	N/A	N/A		163,200	816,000	1,142,400	—	—	—	—
Douglas Robinson	RSU (Time-vested grants) (3)	4/21/2015	4/21/2015					—	—	—	11,000	708,840
	RSU (Stock Bonus Program discount shares) (4)	6/17/2015	6/17/2015					—	—	—	191	11,949
	RSU (Performance-vested grant) (5) (6)	4/21/2015	4/21/2015	(8)				1,833	11,000	22,000		708,840
		4/19/2013	3/19/2015	(9)				1,227	4,909	7,363		302,394
	Annual Bonus for Year Ended 1/31/16	N/A	N/A		57,800	289,000	404,600	—	—	—	—	—
Elan Moriah	RSU (Time-vested grants) (3)	4/21/2015	4/21/2015					—	—	—	12,500	805,500
	RSU (Stock Bonus Program discount shares) (4)	6/17/2015	6/17/2015					—	—	—	571	35,722
	RSU (Performance-vested grant) (5) (6)	4/21/2015	4/21/2015	(8)				2,083	12,500	25,000		805,500
		4/19/2013	3/19/2015	(9)				1,461	5,844	8,766		359,990
	Annual Bonus for Year Ended 1/31/16	N/A	N/A		57,800	289,000	404,600	—	—	—	—	—
Meir Sperling	RSU (Time-vested grants) (3)	4/21/2015	4/21/2015					—	—	—	5,000	322,200
	RSU (Performance-vested grant) (5) (6)	4/21/2015	4/21/2015	(8)				833	5,000	10,000	—	322,200
		4/19/2013	3/19/2015	(9)				1,139	4,558	6,837		280,773
	Annual Bonus for Year Ended 1/31/16 (7)	N/A	N/A		42,622	213,110	298,354	—	—	—	—	—
Peter Fante	RSU (Time-vested grants) (3)	4/21/2015	4/21/2015					—	—	—	10,000	644,400
	RSU (Stock Bonus Program discount shares) (4)	6/17/2015	6/17/2015					—	—	—	145	9,071
	RSU (Performance-vested grant) (5) (6)	4/21/2015	4/21/2015	(8)				1,666	10,000	20,000		644,400
		4/19/2013	3/19/2015	(9)				1052	4,208	6,312		259,213
	Annual Bonus for Year Ended 1/31/16	N/A	N/A		44,200	221,000	309,400	—	—	—	—	—
(1) The threshold column corresponds to the minimum bonus payable to the executive officer assuming that minimum financial performance goals are achieved and assuming that MBO achievement is zero. If minimum financial performance goals are not achieved and MBO achievement is zero, the bonus payable to the executive officer would be zero. As disclosed in the "Summary Compensation Table for the Year Ended January 31, 2016" above, the bonus payouts for the year ended January 31, 2016 were as follows: Mr. Bodner $674,976, Mr. Robinson $241,944, Mr. Moriah $239,054, Mr. Sperling $107,488 (NIS 424,684), and Mr. Fante $185,016.

(2) The accounting grant date fair value of equity awards is based on the target number of shares and calculated using the closing price of our common stock on the accounting grant date, which is not always the same as the date the compensation committee originally approved the grant. The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated. For a further discussion of our accounting for equity compensation, see Note 13, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2016. See the "Grant Date Value of Performance Awards" table above for information about the grant date values of the performance-vested equity awards included in this table calculated using the closing price of our common stock on the dates the compensation committee originally approved the grants.
(3) The April 21, 2015 time-based awards vest 1/3 on April 12, 2016, 1/3 on April 12, 2017, and 1/3 on April 12, 2018.
(4) Shares granted during the year ended January 31, 2016 in respect of the discount feature under the Stock Bonus Program for the program period ended January 31, 2015. These shares are included within our compensation disclosure for the year ended January 31, 2016 because the shares were not granted until midway through the year ended January 31, 2016 and under the terms of the Stock Bonus Program the number of shares to be granted was not determinable until such time. These shares are subject to a one year vesting period ending in June 2016. For more information on the Stock Bonus Program, see “—Compensation Discussion and Analysis—Stock Bonus Program” above.
(5) The April 21, 2015 annual performance awards vest based on a single 2-year performance period following the compensation committee's determination of our achievement of specified revenue, EBITDA, and relative TSR targets (set by the compensation committee for the relevant performance period) for the period from February 1, 2015 through January 31, 2017, but no earlier than April 12, 2017 with respect to two-thirds of the earned units and no earlier than April 12, 2018 with respect to the remaining one-third of the earned units.
(6) The April 19, 2013 annual performance awards vest 1/3 following the compensation committee's determination of our achievement of specified revenue and operating income targets (set by the compensation committee for the relevant performance period) for the period from February 1, 2013 through January 31, 2014, but no earlier than April 4, 2014, 1/3 following the determination of such achievement for the period from February 1, 2014 through January 31, 2015, but no earlier than April 4, 2015, and 1/3 following the determination of such achievement for the period from February 1, 2015 through January 31, 2016, but no earlier than April 4, 2016.
(7) On March 19, 2015, the compensation committee approved threshold, target, and maximum bonus awards for Mr. Sperling of NIS 168,400, NIS 842,000, and NIS 1,178,800 respectively ($42,622, $213,110, and $298,354, based on a January 31, 2016 exchange rate of NIS1=$0.2531).
(8) As noted above, the April 21, 2015 annual performance awards vest based on a single 2-year performance period ending on January 31, 2017, for which the performance goals were established at the time of grant.
(9) The April 19, 2013 annual performance award contains three equal tranches which vest based on three separate performance periods. Date corresponds to the accounting grant date applicable to the third and final tranche. The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated.
(10) Represents the threshold number of shares that were available to be earned in the applicable performance period. If the minimum performance goal is not achieved in any performance period, no shares are earned for that period.
The following table summarizes the actual number of shares earned with respect to the performance equity awards listed in the table above for each of the performance periods that have already been completed.

Performance Grant Approved April 19, 2013
Name	Shares Earned for Year Ended 1/31/14 Performance Period	Shares Earned for Year Ended 1/31/15 Performance Period	Shares Earned for Year Ended 1/31/16 Performance Period
Dan Bodner	27,060	29,189	20,530
Douglas Robinson	5,412	5,838	4,106
Elan Moriah	6,443	6,950	4,888
Meir Sperling	5,025	5,420	3,812
Peter Fante	4,638	5,003	3,519

Further Information Regarding Summary Compensation Table for the Year Ended January 31, 2016 and Grants of Plan-Based Awards Table for the Year Ended January 31, 2016
As of the date of this proxy statement, each of our current named executive officers is party to an employment agreement with us. Each agreement provides for certain severance payments and benefits, including in connection with a change in control. See “—Executive Officer Severance Benefits and Change in Control Provisions” below for a discussion of these severance and change in control benefits, as well as a description of the restrictive covenants and clawback provisions contained in such agreements. On September 15, 2015, Mr. Sperling retired from his role as an executive officer and transitioned to a consulting role. Mr. Sperling’s retirement was treated as a termination without cause under the terms of his existing employment agreement (which is summarized in “-Executive Officer Severance Benefits and Change in Control Provisions” below). Mr. Sperling's consulting agreement has an initial term of 12 months, unless earlier terminated in accordance with its terms, and, thereafter, will continue until terminated by either party. In exchange for Mr. Sperling’s performance of consulting duties one day per week, he is paid a monthly fee in the amount of NIS 25,000. He is also paid NIS 6,000 per day for each additional day that he performs his consulting duties
The agreements with our U.S. named executive officers generally provide for an initial term of two years, followed by automatic one-year renewals (unless terminated by either party in accordance with the agreement and subject to required notice). Termination of the agreements by us constitutes good reason for resignation under the agreements with our U.S. named executive officers other than Mr. Bodner, and constitutes a termination without cause under the agreement with Mr. Bodner.
Narrative to Summary Compensation Table for the Year Ended January 31, 2016
As discussed in the “Compensation Discussion and Analysis” above, each named executive officer's employment agreement provides for an annual base salary, target bonus, and certain perquisites. Although target bonuses are specified in each employment agreement, bonuses are not guaranteed and are paid based on the achievement of performance goals. As of January 31, 2016, the target bonuses specified by the employment agreements were as follows: $600,000 (for Mr. Bodner), $219,000 (for Mr. Robinson), $167,500 (for Mr. Fante), $219,000 (for Mr. Moriah), and NIS 638,000 (for Mr. Sperling). Other than in the case of Mr. Bodner, whose employment agreement was signed in February 2010, all of the other executive officers entered into new or amended employment agreements in July 2011, which updated their contractual target bonuses to match the target bonuses established for them by the compensation committee in March 2011. As of January 31, 2016, the contractual target bonus for Mr. Sperling, corresponded to $161,478 based on an exchange rate of NIS 1=$0.2531 on such date. Historically, the target bonuses for each executive officer established by the compensation committee as part of its annual compensation review process has equaled or exceeded the target bonus specified in the executive officer’s employment agreement (if any) as well as the target bonus from the previous year.
Consistent with our compensation philosophy, and as discussed above, the compensation packages for our CEO and other named executive officers are structured to provide pay opportunities that are competitive with market and which incentivize our officers to perform. A significant majority of the pay opportunity of each named executive officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile (as it was during the year ended January 31, 2016) - the officer’s pay opportunity at the time of grant (as reflected in the “Summary Compensation Table”) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the “Option Exercises and Stock Vesting During the Year Ended January 31, 2016” table) may not correspond to the officer’s “take-home” pay unless the shares are sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to reflect the market price of our stock, which in turn may significantly diverge from the originally disclosed grant value of such awards or the disclosed value at vesting. These factors may also make a comparison of end-of-year stock price performance with beginning-of-year pay opportunity incongruous in some years.
Narrative to All Other Compensation Table
We provide a limited amount of perquisites to our named executive officers, which vary from officer to officer depending on the terms of their employment agreements, local policy, and historical practice. Each of the executive officers is entitled to use of a company car or an annual car allowance. Mr. Sperling was also entitled to an annual allowance for fuel reimbursement. Messrs. Bodner, Robinson, Moriah, and Fante are entitled to an annual allowance for legal, tax, or accounting advice. In some years, Mr. Sperling has received reimbursement of a limited amount of legal or tax advice as agreed by us on a case by case basis. All executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the country in which the executive officer is employed. In addition, Mr. Bodner has historically received a supplemental company-paid life insurance policy. Executive officers in the U.S. receive the same partial match of their 401(k) contributions as all other U.S. employees, up to a maximum company contribution of $2,000 per year.

Like all Israeli employees, under Israeli law, Mr. Sperling was entitled to severance pay equal to one month’s salary for each year of employment upon termination without cause (as defined in the Israel Severance Pay Law). To satisfy this requirement, for all Israeli employees, including Mr. Sperling, we make contributions on behalf of the employee to a severance fund. This severance fund is often part of a larger provident fund which also includes a retirement fund and in some cases an insurance component. Each employee can elect to contribute an amount equal to between 5% and 7% of his or her monthly salary to the retirement fund. We contribute an amount equal to between 5% and 7.5% of the employee’s monthly salary to the retirement fund (or other provident fund) plus an additional amount equal to 8.33% of the employee’s monthly salary to the severance fund. The employee is not required to contribute anything towards the severance fund. Our contributions are incremental to the employee’s base salary and, except as noted below, are paid by us directly to the third-party plan administrator. Applicable tax law permits allocations made by the employer to the retirement fund to be made on a tax-free basis up to a limit set by applicable Israeli tax regulations. Under local Israeli company policy, the employee may request that any company contributions in excess of this limit be made directly to him or her rather than being placed in the retirement fund. For executives, if the amount in the severance fund is insufficient to cover the required statutory payment under Israeli labor law at the time of a termination event, we are obligated to supplement the amounts in the severance fund.
In addition, all Israeli employees, (including Mr. Sperling prior to his transition), are also entitled to participate in a continuing education fund, often referred to as a study fund. The continuing education fund is a savings fund from which the employee can withdraw on a tax-free basis for any purpose after six years, irrespective of his or her employment status with us. Each month, eligible employees contribute 2.5%, and we contribute 7.5%, of the employee’s base salary to the study fund. Applicable tax law permits a portion of the company contributions to the study fund to be made tax-free. Under local Israeli company policy, the employee may request that any company contributions in excess of this limit be made directly to him or her rather than being placed in the fund. Our contributions are incremental to the employee’s base salary and, except as noted above, are paid by us directly to the third-party plan administrator. Under applicable Israeli law, each employee who has completed at least one year of service is paid a small annual amount for recreation based on the employee’s tenure and a per-diem rate published by the Israeli government. Under local Israeli company policy, our Israeli employees are also entitled to receive a cash payment in exchange for vacation days in accordance with the terms of the policy.
Outstanding Equity Awards at January 31, 2016
The following table sets forth information regarding various equity awards held by our named executive officers as of January 31, 2016. The market value of all awards is based on the closing price of our common stock as of the last trading day in the year ended January 31, 2016 ($36.61 on January 29, 2016).

			Option Awards				Stock Awards
Name	Date of Committee Approval of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (8)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dan Bodner	4/19/2013	(1)	—	—	—	—	32,879	1,203,700	—	—
	4/19/2013	(2)	—	—	—	—	20,530	751,603	—	—
	4/17/2014	(3)	—	—	—	—	42,436	1,553,582	—	—
	4/17/2014	(4)	—	—	—	—	55,303	2,024,643	—	—
	4/21/2015	(5)	—	—	—	—	55,000	2,013,550	—	—
	4/21/2015	(6)	—	—	—	—	55,000	2,013,550	—	—
	6/17/2015	(7)	—	—	—	—	1,612	59,015	—	—
Douglas Robinson	4/19/2013	(1)	—	—	—	—	6,909	252,938	—	—
	4/19/2013	(2)	—	—	—	—	4,106	150,321	—	—
	4/17/2014	(3)	—	—	—	—	8,134	297,786	—	—
	4/17/2014	(4)	—	—	—	—	10,599	388,029	—	—
	4/21/2015	(5)	—	—	—	—	11,000	402,710	—	—
	4/21/2015	(6)	—	—	—	—	11,000	402,710	—	—
	6/17/2015	(7)	—	—	—	—	191	6,993	—	—
Elan Moriah	4/19/2013	(1)	—	—	—	—	8,844	323,779	—	—
	4/19/2013	(2)	—	—	—	—	4,888	178,950	—	—
	4/17/2014	(3)	—	—	—	—	9,548	349,552	—	—
	4/17/2014	(4)	—	—	—	—	12,443	455,538	—	—
	4/21/2015	(5)	—	—	—	—	12,500	457,625	—	—
	4/21/2015	(6)	—	—	—	—	12,500	457,625	—	—
	6/17/2015	(7)	—	—	—	—	571	20,904	—	—
Meir Sperling	4/19/2013	(1)	—	—	—	—	6,559	240,125	—	—
	4/19/2013	(2)	—	—	—	—	3,812	139,557	—	—
	4/17/2014	(3)	—	—	—	—	5,305	194,216	—	—
	4/17/2014	(4)	—	—	—	—	6,912	253,048	—	—
	4/21/2015	(5)	—	—	—	—	5,000	183,050	—	—
	4/21/2015	(6)	—	—	—	—	5,000	183,050	—	—
Peter Fante	4/19/2013	(1)	—	—	—	—	6,208	227,275	—	—
	4/19/2013	(2)	—	—	—	—	3,519	128,831	—	—
	4/17/2014	(3)	—	—	—	—	7,073	258,943	—	—
	4/17/2014	(4)	—	—	—	—	9,216	337,398	—	—
	4/21/2015	(5)	—	—	—	—	10,000	366,100		—
	4/21/2015	(6)	—	—	—	—	10,000	366,100	—	—
	6/17/2015	(7)	—	—	—	—	145	5,308	—	—
(1) The April 19, 2013 time-based awards vest 1/3 on April 4, 2014, 1/3 on April 4, 2015, and 1/3 on April 4, 2016.
(2) The April 19, 2013 annual performance awards vest 1/3 following the compensation committee's determination of our achievement of specified revenue and operating income targets (set by the compensation committee for the relevant performance period) for the period from February 1, 2013 through January 31, 2014, but no earlier than April 4, 2014, 1/3 following the determination of such achievement for the period from February 1, 2014 through January 31, 2015, but no earlier than April 4, 2015, and 1/3 following the determination of such achievement for the period from February 1, 2015 through January 31, 2016, but no earlier than April 4, 2016. For tranches earned in respect of the performance period ended on January 31, 2016, the table shows the number of shares earned in the column entitled “Number of Shares or Units of Stock That Have Not Vested” because the determination of the number of shares earned (and the vesting thereof) did not occur until after the conclusion of the year ended January 31, 2016. See “—Grant Date Value of Performance Awards” above and “—Grants of Plan-Based Awards for the Year Ended January 31, 2016” above for more information.
(3) The April 17, 2014 time-based awards vest 1/3 on April 8, 2015, 1/3 on April 8, 2016, and 1/3 on April 8, 2017.
(4) The April 17, 2014 annual performance awards vest based on a single 2-year performance period following the compensation committee's determination of our achievement of specified revenue, EBITDA, and relative TSR targets (set by the compensation committee for the relevant performance period) for the period from February 1, 2014 through January 31, 2016, but no earlier than April 8, 2016. The table shows the number of shares earned in the column entitled “Number of Shares or Units of Stock That Have Not Vested” because the determination of the number of shares earned (and the vesting thereof) did not occur until after the conclusion of the year ended January 31, 2016. See “—Grant Date Value of Performance Awards” above for more information.
(5) The April 21, 2015 time-based awards vest 1/3 on April 12, 2016, 1/3 on April 12, 2017, and 1/3 on April 12, 2018.
(6) The April 21, 2015 annual performance awards vest based on a single 2-year performance period following the compensation committee's determination of our achievement of specified revenue, EBITDA, and relative TSR targets (set by the compensation committee for the relevant performance period) for the period from February 1, 2015 through January 31, 2017, but no earlier than April 12, 2017 with respect to two-thirds of the earned units and no earlier than April 12, 2018 with respect to the remaining one-third of the earned units. The table excludes shares eligible to be earned in excess of the target level based on the overachievement of the applicable performance goals.
(7) Shares granted during the year ended January 31, 2016 in respect of the discount feature under the Stock Bonus Program for the program period ended January 31, 2015. These shares are included within our compensation disclosure for the year ended January 31, 2016 because the shares were not granted until midway through the year ended January 31, 2016 and under the terms of the Stock Bonus Program the number of shares to be granted was not determinable until such time. These shares are subject to a one year vesting period ending in June 2016. For more information on the Stock Bonus Program, see “—Compensation Discussion and Analysis—Stock Bonus Program” above.
(8) Includes time-based awards and performance-based awards for which the performance goals had been established by the compensation committee as of January 31, 2016.
(9) Includes performance-based awards for which the performance goals had not yet been established by the compensation committee as of January 31, 2016, if any.
Option Exercises and Stock Vesting During the Year Ended January 31, 2016
The following table sets forth information regarding option exercises and stock award vestings for our named executive officers during the year ended January 31, 2016. The value realized on exercise of stock options is calculated by multiplying the number of options being exercised by the spread between the exercise price and the market price of our common stock at the time of exercise. The value of stock awards realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date. See “—Outstanding Equity Awards at January 31, 2016” above for the vesting schedule of outstanding awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan Bodner	—	—	170,621	10,406,620
Douglas Robinson	—	—	37,686	2,291,141
Elan Moriah	—	—	46,400	2,797,620
Meir Sperling	—	—	34,628	2,097,244
Peter Fante	—	—	33,993	2,058,277

As discussed above, a significant majority of the pay opportunity of each named executive officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile (as it was during the year ended January 31, 2016) - the officer’s pay opportunity at the time of grant (as reflected in the “Summary Compensation Table for the Year Ended January 31, 2016”) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the table above) may not correspond to the officer’s “take-home” pay unless the shares are sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to reflect the market price of our stock, which in turn may significantly diverge from the value at the time of vesting.
Executive Officer Severance Benefits and Change in Control Provisions
As of the date of this proxy statement, each of our current named executive officers is party to an employment agreement with us. As noted above, on September 15, 2015, Mr. Sperling retired from his role as an executive officer and transitioned to a consulting role. Mr. Sperling’s retirement was treated as a termination without cause under the terms of his existing employment agreement. The following is a summary of the severance and change in control provisions of these employment agreements as of the date of this proxy statement (or as of his transition date, in the case of Mr. Sperling). The following also summarizes related benefits that Mr. Sperling was entitled to under local law during his employment and under his employment agreement in connection with his transition. This is not a complete summary of the named executive officer employment agreements.
Provisions of Executive Officer Agreements
Each of the employment agreements with our named executive officers provides for an annual base salary and a performance-based bonus target.
Severance or Advance Notice Not in Connection with a Change in Control
In the event of an involuntary termination of employment (a termination without cause or a resignation for good reason) not in connection with a change in control, the executive officers are, subject to their execution of a release and continued compliance with the restrictive covenants described below, entitled to specified amounts of severance and/or minimum amounts of advance notice.
Our U.S. executive officers, other than Mr. Bodner, are entitled to 12 months of severance consisting of base salary and reimbursement of health insurance premiums.
Mr. Bodner is entitled to a 60 day advance notice period (during which all of his regular compensation and benefits would be payable) and 18 months of severance consisting of base salary, reimbursement of health insurance premiums, continuation of his professional advice allowance, and access to his company-leased vehicle.
Mr. Sperling was entitled to a 90 day advance notice period (during which all of his regular compensation and benefits were payable), which subsumed the minimum notice period required under Israeli law for all Israeli employees, and 12 months of severance consisting of base salary and reimbursement of health insurance premiums.
As discussed under “—Narrative to ‘All Other Compensation’ Table” above, Mr. Sperling was also entitled to severance pay equal to one month’s salary for each year of employment upon termination without cause (as defined in the Israel Severance Pay Law) under Israeli law applicable to all Israeli employees. We made payments into a severance fund to secure this severance obligation during the course of Mr. Sperling’s employment which are included in the “Summary Compensation Table for the Year Ended January 31, 2016” above.
Mr. Sperling was also entitled to a resettlement grant in an amount equal to his base salary plus regular benefits for 10 months, plus 1 month for each full year of service beginning after September 1, 2010 and a pro-rated month for the applicable portion of the final year of service.
In the event of an involuntary termination, each executive officer, other than Mr. Bodner, is also entitled to a pro-rated portion of his annual bonus for such year plus an amount equal to 100% of his average annual bonus measured over the last three years. Mr. Bodner’s agreement provides for a pro-rated portion of his annual bonus for such year plus an amount equal to 150% of his target bonus.
Severance in Connection with a Change in Control
In the event of a termination of employment in connection with a change in control, in lieu of the salary severance and bonus severance described above, each of the executive officers is entitled to enhanced cash severance equal to the sum of 1.5 times his base salary and target bonus, plus a pro-rated target bonus for the year of termination, or in the case of Mr. Bodner, 2.5 times the sum of his base salary and target bonus, plus a pro-rated target bonus for the year of termination. As noted above, Mr. Sperling was also entitled to the resettlement grant and release of his severance fund in the event of any termination or resignation other than a termination for cause. Other payments or benefits triggered by a termination event, such as advance notice or reimbursement of health insurance premiums, would continue to apply on the same basis as described in the preceding section.
Equity
Other than in the case of Mr. Bodner, no equity acceleration is provided in the case of an involuntary termination not in connection with a change in control. In the event of an involuntary termination of employment in connection with a change in control, each of the employment agreements provides for acceleration of all unvested equity awards. Each of the agreements also provides that all of the executive officer’s outstanding equity awards will become fully vested if not assumed in connection with a change in control.
Other Provisions
Each of the employment agreements provides for customary restrictive covenants, with a covenant period ranging from 12 to 24 months, including a non-compete, a non-solicitation of customers and employees, and an indefinite non-disclosure provision. Each agreement also contains a clawback provision which allows us to recoup from the officer, or cancel, a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation in the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Our 2015 Long-Term Stock Incentive Plan also allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company. Each of our U.S. executive officers is also entitled to a gross-up for any excise taxes he may become subject to in connection with a change in control. The terms “cause”, “good reason”, and “change in control” are defined in the forms of employment agreements.
Potential Payments Upon Termination or Change in Control (CIC)
The table below outlines the potential payments and benefits that would have become payable by us to our named executive officers in the event of certain triggering events, assuming that the relevant event occurred on January 31, 2016. Since Mr. Sperling transitioned to a consulting role on September 15, 2015, he is not included in the table below. All of the payments and benefits received by Mr. Sperling in connection with his transition are included in the “Summary Compensation Table for the Year Ended January 31, 2016” above. In reviewing the table, please note the following:

•
The table does not include amounts that would be payable by third parties where we have no continuing liability at the time of the triggering event, such as amounts payable under private insurance policies, government insurance such as social security or national insurance, or 401(k) or similar defined contribution retirement plans.

•
Except as noted in the following bullet, the table does not include payments or benefits that are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors, such as short-term disability payments or payment for accrued but unused vacation.

•
The table includes all severance or notice payments for which we are financially responsible at the time of the triggering event, even if such payments are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.

•	The value of equity awards in the table below is based on the closing price of our common stock on the last trading day in the year ended January 31, 2016 ($36.61 on January 29, 2016).

•
The table assumes that in connection with a change in control in which the executive officer is not terminated, all of such executive officer’s unvested equity is assumed (and is therefore not accelerated).

•
The table assumes that in the event an executive officer becomes disabled, he becomes eligible for benefits under our long-term disability insurance within six months of the occurrence of such disability.

•	Except with respect to tax gross-up amounts to which the executive officers may be entitled, all amounts are calculated on a pre-tax basis.

	Salary Continuation Value ($)	Pro Rata Bonus ($) (1)	Additional Bonus ($) (2)	Accelerated Equity Awards ($) (3)	Health Benefits (present insurance coverage value) ($) (4)	Other Benefits ($)	280G Tax Gross up ($) (5)	Total ($)

Dan Bodner
Death	—	674,976	—	—	68,697	44,597	—	788,270
Disability	373,100	674,976	—	—	22,899	44,597	—	1,115,572
Resignation for Good Reason/Involuntary Termination without Cause	1,119,300	674,976	1,224,000	10,072,326	68,697	44,597	—	13,203,896
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	1,865,500	816,000	2,040,000	10,072,326	68,697	44,597	—	14,907,120
Douglas Robinson
Death	—	241,944	—	—	45,570	—	—	287,514
Disability	209,613	241,944	—	—	22,785	—	—	474,342
Resignation for Good Reason/Involuntary Termination without Cause	419,225	241,944	278,367	—	45,570	—	—	985,106
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	628,838	289,000	433,500	1,989,497	45,570	—	—	3,386,405
Elan Moriah
Death	—	239,054	—	—	45,252	—	—	284,306
Disability	209,613	239,054	—	—	22,626	—	—	471,293
Resignation for Good Reason/Involuntary Termination without Cause	419,225	239,054	276,248	—	45,252	—	—	979,779
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	628,838	289,000	433,500	2,347,763	45,252	—	—	3,744,353
Peter Fante
Death	—	185,016	—	—	45,252	—	—	230,268
Disability	192,188	185,016	—	—	22,626	—	—	399,830
Resignation for Good Reason/Involuntary Termination without Cause	384,375	185,016	213,458	—	45,252	—	—	828,101
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	576,563	221,000	331,500	1,766,140	45,252	—	—	2,940,455
(1) For each officer, in the case of death, disability or resignation for good cause/involuntary termination without cause, the pro-rata bonus reflects the actual bonus awarded for the year ended January 31, 2016 (notwithstanding that the formal determination of bonuses did not occur until after the end of the year).
For each officer, for a CIC termination, the pro-rata bonus reflects the officer’s target bonus for the year ended January 31, 2016.
(2) For each officer other than Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 100% of the average annual bonus awarded for the three-year period ended January 31, 2016 (notwithstanding that the formal determination of bonuses for the year ended January 31, 2016 did not occur until after the end of the year). For Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 150% of his target bonus for the year ended January 31, 2016.

For each officer other than Mr. Bodner, for a CIC termination, the additional bonus reflects 150% of the officer’s target bonus for the year ended January 31, 2016. For Mr. Bodner, for a CIC termination, the additional bonus reflects 250% of the target bonus for the year ended January 31, 2016.
(3) For equity awards other than stock options, value is calculated as the closing price of our common stock on the last trading day in the year ended January 31, 2016 ($36.61 on January 29, 2016) times the number of shares accelerating. Shares accelerating includes the target number of performance shares for the January 31, 2016 performance period as well as for performance periods that had not yet been completed as of January 31, 2016. The named executive officers did not hold any unvested stock options as of January 31, 2016.
(4) Amounts shown represent the actual cost of the contractually agreed number of months of COBRA payments, including applicable income taxes.
(5) The tax reimbursement amount (if any) represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. With respect to tax gross-ups, the assumptions used to calculate this estimate are: an excise tax rate under 280G of the Internal Revenue Code of 20%, a federal, state (New York), and FICA tax blended rate of 48.36% (a 40.79% federal income tax rate, a 8.82% state income tax rate, and a 2.35% Medicare tax rate). To the extent applicable, we believe that a covenant not to compete value for the applicable executive officer would be sufficient to offset any “excess parachute payment.”

DIRECTOR COMPENSATION
Director Compensation for the Year Ended January 31, 2016
The following table summarizes the cash and equity compensation earned by each member of the board of directors during the year ended January 31, 2016 for service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
	(1)	(2),(3)	(2)
Dan Bodner	—	—	—	—
Victor DeMarines	131,000	199,957	—	330,957
John Egan	72,500	199,957	—	272,457
Larry Myers	77,000	199,957	—	276,957
Richard Nottenburg	70,000	199,957	—	269,957
Howard Safir	81,000	199,957	—	280,957
Earl Shanks	75,000	199,957	—	274,957
(1) Represents amount earned for service as a director during the year indicated regardless of the year of payment.
(2) Reflects the aggregate grant date fair value computed in accordance with applicable accounting standards.
(3) On April 21, 2015, each of our independent directors received an award of 3,103 RSUs in respect of service on the board of directors for the year ended January 31, 2016, which vested on April 12, 2016. The grant date fair value of these awards is based on the $64.44 closing price of our common stock on the April 21, 2015 grant date.
The following table summarizes the aggregate number of unvested stock options and unvested shares of restricted stock or restricted stock units held by each member of our board of directors (granted for service as a director) as of January 31, 2016.

Name	Unvested Options	Unvested Stock Awards

Dan Bodner	—	—
Victor DeMarines	—	3,103
John Egan	—	3,103
Larry Myers	—	3,103
Richard Nottenburg	—	3,103
Howard Safir	—	3,103
Earl Shanks	—	3,103
Independent Directors
The board of directors is responsible for establishing independent director compensation arrangements based on recommendations from the compensation committee. These compensation arrangements are designed to provide competitive compensation necessary to attract and retain high quality independent directors. The compensation committee annually reviews our independent director compensation arrangements based on market studies or trends and from time to time engages its independent compensation consultant to prepare a customized peer group analysis. The compensation committee did not recommend any changes to our independent director compensation arrangements for the year ended January 31, 2016.
The following summarizes the compensation package for our independent directors for the year ended January 31, 2016:

•	An annual equity grant with a value of $200,000, subject to one-year vesting;

•	$50,000 annual cash retainer;

•	No per-meeting fees; and

•	Annual board and committee chairmanship and membership fees as set forth below:

	Committee Membership Fee	Chairmanship Fee (paid in lieu of membership fee for committee chairman)
Board of Directors	N/A	$60,000
Audit Committee	$15,000	$27,000
Compensation Committee	$10,000	$20,000
Corporate Governance & Nominating Committee	$6,000	$12,500
Non-Independent Directors
Mr. Bodner was the only non-independent director on our board of directors during the year ended January 31, 2016. Mr. Bodner has not been separately compensated for his service on the board of directors
Other Director Compensation Information
All directors are eligible to be reimbursed for their out-of-pocket expenses in attending meetings of the board of directors or of committees of the board of directors.
Our board of directors has adopted stock ownership guidelines for our executive officers and non-employee directors who are compensated by us for their services. Our directors are also subject to our insider trading policy and an additional policy restricting hedging and pledging transactions. See “—Compensation Discussion and Analysis—Stock Ownership Guidelines and Other Policies.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee. None of the members of the compensation committee is or has ever been a Verint officer or employee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of April 30, 2016 (the “Reference Date”) by:

•	each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our common stock as of the Reference Date;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any equity security.

•	A person is deemed to be the beneficial owner of securities that he or she has the right to acquire within 60 days from the Reference Date through the exercise of any option, warrant, or right.

•
Shares of our common stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the ownership percentage of any other person.

•	The amounts and percentages are based upon 62,198,014 shares of common stock outstanding as of the Reference Date.

•	The foregoing outstanding share number includes employee equity awards that have been settled but excludes awards that are vested but not yet delivered (if any).

•	The table below, however, includes awards that have vested or will vest within 60 days of the Reference Date even if the underlying shares have not yet been delivered.

Name of Beneficial Owner	Class	Number of Shares Beneficially Owned (1)		Percentage of Total Shares Outstanding

Principal Stockholders:
Wellington Management Group LLP	Common	6,220,248	(2)	10.0%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

BlackRock, Inc.	Common	4,395,437	(3)	7.1%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.	Common	4,234,181	(4)	6.8%
100 Vanguard Boulevard
Malvern, PA 19355

Directors and Executive Officers:
Dan Bodner	Common	518,156	(5)	*
Douglas Robinson	Common	127,939	(6)	*
Peter Fante	Common	10,971	(7)	*
Elan Moriah	Common	61,030	(8)	*
Victor DeMarines	Common	30,951	(9)	*
John Egan	Common	13,506	(10)	*
Larry Myers	Common	7,346	(11)	*
Richard Nottenburg	Common	11,273	(12)	*
Howard Safir	Common	15,786	(13)	*
Earl Shanks	Common	17,498	(14)	*

All executive officers and directors as a group (ten persons)		814,456		1.3%
* Less than 1%.

(1)
Unless otherwise indicated and except pursuant to applicable community property laws, to our knowledge, each person or entity listed in the table above has sole voting and investment power with respect to all shares listed as owned by such person or entity.

(2)
As reported in the Schedule 13G filed with the SEC on February 11, 2016 by Wellington Management Group LLP (“Wellington”), Wellington has shared voting power over 4,837,858 shares of Verint common stock and shared dispositive power over 6,220,248 shares of Verint common stock.

(3)
As reported in the Schedule 13G filed with the SEC on February 10, 2016 by BlackRock, Inc. ("BlackRock"), BlackRock has sole voting power over 4,143,959 shares of Verint common stock and sole dispositive power over 4,395,437 shares of Verint common stock.

(4)
As reported in the Schedule 13G filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. ("Vanguard"), Vanguard has sole voting power over 132,017 shares of Verint common stock, sole dispositive power over 4,102,564 shares of Verint common stock and shared dispositive power over 131,617 shares of Verint common stock.

(5)	Mr. Bodner beneficially owns 516,544 fully vested shares of Verint common stock and 1,612 restricted stock units which will vest within 60 days of the Reference Date.

(6)	Mr. Robinson beneficially owns127,748 fully vested shares of Verint common stock and 191 restricted stock units which will vest within 60 days of the Reference Date.

(7)	Mr. Fante beneficially owns 10,826 shares of Verint common stock and 145 restricted stock units which will vest within 60 days of the Reference Date

(8)	Mr. Moriah beneficially owns 60,459 fully vested shares of Verint common stock and 571 restricted stock units which will vest within 60 days of the Reference Date.

(9)	Mr. DeMarines beneficially owns 30,951 fully vested shares of Verint common stock.

(10)	Mr. Egan beneficially owns 13,506 fully vested shares of Verint common stock.

(11)	Mr. Myers beneficially owns 7,346 fully vested shares of Verint common stock.

(12)	Dr. Nottenburg beneficially owns 11,273 fully vested shares of Verint common stock.

(13)	Mr. Safir beneficially owns 15,786 fully vested shares of Verint common stock.

(14)	Mr. Shanks beneficially owns 17,498 fully vested shares of Verint common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
Based solely on review of the copies of such reports furnished to us, or written representations that no reports were required, we believe that during the year ended January 31, 2016, our directors, executive officers, and 10% stockholders complied with all filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Under our audit committee charter, all related-party transactions (as described in Item 404 of Regulation S-K and relevant SEC and stock exchange rules) other than director and officer compensation arrangements approved by the full board of directors or the compensation committee must be approved in advance by our audit committee. In addition to the requirements of our audit committee charter, we have a written policy regarding the approval of related-party transactions. Such policy provides that any related-party transaction, which includes any financial transaction, arrangement, or relationship between us and a related party, or any series of similar transactions, arrangements, or relationships between us and a related party, where the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year, must be described in writing and submitted to our Chief Compliance Officer prior to the transaction. Such proposed related-party transaction must be reviewed by our Chief
Compliance Officer and/or Chief Financial Officer and must be submitted to our audit committee for its review and approval. Our Chief Compliance Officer, Chief Financial Officer, and audit committee will consider several factors in their review, including the fairness of the terms of the transaction, the role of the related party in the transaction, and whether the transaction could have an effect on the status of any director or director nominees as an independent director under applicable rules. The audit committee has reviewed and approved all of the agreements and transactions referred to in this section.
The following summarizes arrangements that were in effect during the year ended January 31, 2016.
CTI Merger Agreement
On August 12, 2012, we entered into an agreement and plan of merger (the "CTI Merger Agreement") with our former majority stockholder, Comverse Technology, Inc. ("CTI"), providing for our acquisition of CTI (the "CTI Merger"). The CTI Merger was completed on February 4, 2013. At the closing of the CTI Merger, approximately 28.6 million newly issued shares of our common stock were exchanged for approximately 220.0 million issued and outstanding shares of CTI common stock. In addition, the 16.2 million shares of our common stock and all shares of our preferred stock held by CTI at the time of the CTI Merger were canceled.
Comverse Share Distribution Agreement and Tax Disaffiliation Agreement
On October 31, 2012, prior to the closing of the CTI Merger, CTI completed the Comverse share distribution in which it distributed all of the outstanding shares of common stock of its former subsidiary, Comverse, Inc., to CTI's shareholders. As a result of the Comverse share distribution, Comverse Inc. became an independent publicly held company and ceased to be a wholly owned subsidiary of CTI. On September 9, 2015, Comverse, Inc. changed its name to Xura, Inc. ("Xura").
Distribution Agreement
In connection with the Comverse share distribution, Comverse and CTI entered into a Distribution Agreement, dated as of October 31, 2012 (the "Distribution Agreement"). We were a third-party beneficiary of that agreement and assumed CTI's rights and obligations under that agreement in connection with the CTI Merger. The Distribution Agreement sets forth the agreement between CTI and Comverse regarding the principal transactions necessary to separate Comverse from CTI. It also sets forth other agreements that govern certain aspects of CTI's relationship with Comverse following the completion of the Comverse share distribution and provides certain indemnities to CTI and its affiliates (including us) related to the CTI Merger Agreement, the Comverse share distribution and the Comverse business.
Comverse agreed to broad releases pursuant to which it released CTI and its affiliates, successors and assigns from, and indemnified and held harmless all such persons against and from, any claims against any of them arising out of or relating to the management of Comverse's business, certain events that took place prior to the Comverse share distribution, the Comverse share distribution, the terms of the Distribution Agreement and the other agreements entered into in connection with the Comverse share distribution, Comverse's post-share distribution certificate of incorporation and bylaws, and any other decision made or action taken relating to Comverse. The releases did not extend to obligations or liabilities under any agreements between CTI and Comverse that remained in effect following the Comverse share distribution.
CTI and Comverse also agreed to indemnify each other and each of their respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives, against certain liabilities in connection with their respective businesses and any breach by such party of the Distribution Agreement. These respective indemnity obligations under the Distribution Agreement are not subject to time limitation.
In addition, Comverse agreed to indemnify CTI and its affiliates (including us) against certain losses that may arise as a result of the CTI Merger and the Comverse share distribution. Certain of these indemnification obligations are capped at $25.0 million and certain are uncapped. Specifically, the capped indemnification obligations include indemnifying us against losses stemming from breaches by CTI of representations, warranties and covenants made to us in the CTI Merger Agreement and for any liabilities of CTI that were known by CTI but not included on the net worth statement delivered to us at the closing of the CTI Merger. Comverse's uncapped indemnification obligations include indemnifying us against liabilities relating to Comverse's business; claims by any shareholder or creditor of CTI related to the Comverse share distribution, the CTI Merger or related transactions or disclosure documents; certain claims made by employees or former employees of CTI and any claims made by employees and former employees of Comverse; any failure by Comverse to perform under any of the agreements entered into in connection with the Comverse share distribution; claims related to CTI's ownership or operation of Comverse; claims related to the disposition of CTI's ownership interest in Starhome B.V.; certain retained liabilities of CTI that were not reflected on or reserved against on the net worth statement delivered to us by CTI at the closing of the CTI Merger; and claims arising out of the exercise of appraisal rights by a CTI shareholder in connection with the Comverse share distribution. Comverse also assumed all pre-Comverse share distribution tax obligations of each of Comverse and CTI.

Tax Disaffiliation Agreement
In connection with the Comverse share distribution, Comverse and CTI also entered into a Tax Disaffiliation Agreement, dated as of October 31, 2012 (the "Tax Disaffiliation Agreement"). The Tax Disaffiliation Agreement governs CTI's and Comverse's respective rights, responsibilities and obligations with respect to both pre- and post-Comverse share distribution periods, including tax liabilities and benefits, the preparation and filing of tax returns, and the control of audits and other tax matters. In general, Comverse is required under the Tax Disaffiliation Agreement to pay (a) all CTI pre-disposition group taxes attributable to periods ending on or before the date of the Comverse share distribution and the portion of any straddle period ending on the date of the Comverse share distribution, and (b) all Comverse group taxes attributable to periods beginning on the day after the date of the Comverse share distribution and the portion of any straddle period beginning on the day after the date of the Comverse share distribution. In general, CTI is required under the Tax Disaffiliation Agreement to pay all CTI group taxes attributable to periods beginning on the day after the date of the Comverse share distribution and the portion of any straddle period beginning on the day after the date of the Comverse share distribution. Comverse's obligations under the Tax Disaffiliation Agreement are not limited in amount or subject to any cap. The Tax Disaffiliation Agreement also contains obligations for each of CTI and Comverse to indemnify the other for breaches of its obligations under such agreement, including in respect of payment of taxes for which it is responsible. Any claim for indemnity under the Tax Disaffiliation Agreement must be made within 60 days after the expiration of the applicable statute of limitations for the assessment of the tax that is the subject of such indemnity claim.

AUDIT MATTERS
Audit Committee Pre-Approval Procedures
The audit committee of our board of directors is directly responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with the audit committee’s charter, it must approve, in advance of the service, all audit and permissible non-audit services to be provided by our independent registered public accounting firm and establish policies and procedures for the engagement of the outside auditor to provide audit and permissible non-audit services. Our independent registered public accounting firm may not be retained to perform non-audit services specified in Section 10A(g) of the Exchange Act.
The committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.
The audit committee appointed Deloitte & Touche LLP as our auditors for the years ended January 31, 2016 and 2015. Deloitte & Touche LLP has advised the audit committee that they are independent accountants with respect to Verint, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC.
In conjunction with our management, the audit committee regularly reviews the services and fees from our independent registered public accounting firm. Our audit committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of Deloitte & Touche LLP.
In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during the years ended January 31, 2016 and 2015. Our audit committee has determined that these services did not impair Deloitte & Touche LLP’s independence from Verint.
Fees of Independent Registered Public Accountants
During the years ended January 31, 2016 and 2015, we retained Deloitte & Touche LLP to provide professional services in the following categories and amounts:

	Year Ended January 31,
(in thousands)	2016	2015
Audit fees (1)	$4,119	$4,768
Audit-related fees (2)	—	16
Tax fees (3)	193	122
All other fees (4)	—	—
Total fees	$4,312	$4,906
(1) “Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions, and statutory audit fees.
(2) “Audit-related fees” include fees which are for assurance and related services other than those included in Audit fees.
(3) “Tax fees” include fees for tax compliance and advice.
(4) “All other fees” include fees for all other non-audit services.

REPORT OF THE AUDIT COMMITTEE
Role of the Audit Committee
The primary purpose of the audit committee is to assist the board of directors in its general oversight of Verint’s financial reporting process, including its internal controls and audit functions, as well as oversight of the Code of Business Conduct and Ethics for Senior Officers and the Code of Conduct for all employees. The responsibilities of the audit committee are more fully described in its charter, which can be found on our website at http://www.verint.com/About/investor-relations/corporate-governance/corporate-governance-policies. One of the audit committee’s key responsibilities, as reflected in its charter, is to select, compensate, evaluate, and, when appropriate, replace Verint’s independent registered public accounting firm. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
Review of Verint’s Audited Financial Statements for the Year Ended January 31, 2016
Management is primarily responsible for the preparation, presentation, and integrity of Verint’s financial statements. The audit committee reviews Verint’s financial statements on a quarterly and annual basis, and in connection with these reviews, it discusses Verint’s financial statements with management and the independent registered public accounting firm. The audit committee has reviewed Verint’s audited financial statements for the year ended January 31, 2016 and discussed them with management. In March 2016, the audit committee reviewed Verint’s audited financial statements and footnotes for inclusion in Verint’s Annual Report on Form 10-K for the year ended January 31, 2016. Based on this review and prior discussions with management and the independent registered public accountants as described below, the audit committee recommended to the board of directors that Verint’s audited financial statements be included in its Annual Report on Form 10-K for the year ended January 31, 2016 for filing with the SEC.
Review and Discussions with the Independent Registered Public Accounting Firm
Verint’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements of Verint, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. Deloitte & Touche LLP is also responsible for performing a review of Verint’s quarterly financial results, which are published in our earnings releases and Forms 10-Q.
The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89, SAS No. 90 and Rule 2-07 of Regulation S-X regarding the independent registered public accounting firm’s judgments about the quality of Verint’s accounting principles as applied in its financial reporting. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board Rule 3526 and has discussed with Deloitte & Touche LLP its independence, including considering whether the independent registered public accounting firm’s provision of non-audit services to Verint is compatible with the independent registered public accounting firm’s independence.
The audit committee discussed with Verint’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm to discuss the results of its examinations, the evaluations of Verint’s internal controls, and the overall quality of Verint’s financial reporting. The audit committee also met in private sessions with the independent registered public accounting firm at certain of its meetings, without management present, to discuss financial management, accounting, and internal control issues.

Audit Committee:

Larry Myers, Chair
Victor DeMarines
Howard Safir
Earl Shanks

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
Proposals which stockholders desire to have included in our proxy statement for the 2017 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Corporate Secretary and received by us not later than the close of business on January 11, 2017. Such proposals must be addressed to Verint Systems Inc., at 175 Broadhollow Road, Melville, New York 11747, and should be submitted to the attention of our Corporate Secretary by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2017 Annual Meeting of Stockholders is March 27, 2017. Our proxy related to the 2017 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all such proposals received by us. The requirements found in our Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.
In accordance with our Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2017 Annual Meeting of Stockholders only if our Corporate Secretary receives written notice of any such nominations no earlier than February 23, 2017 and no later than March 25, 2017. Any stockholder notice of intention to nominate a director shall include:

•	as to the nominee:

•	the name, age, business address and residential address of such person;

•	the principal occupation or employment of such person;

•	the class, series and number of our securities that are owned of record or beneficially by such person;

•	the date or dates the securities were acquired and the investment intent of each acquisition;

•
any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation);

•
any other information relating to such person that the board of directors or any nominating committee of the board of directors reviews in considering any person for nomination as a director, as will be provided by our Corporate Secretary upon request; and

•	as to the stockholder giving the notice and any Stockholder Associate (as such term is defined below):

•	the name and address of the stockholder, as they appear on our stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate;

•
a representation that at least one of these persons is a holder of record or beneficially of our securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice;

•	the class, series and number of our securities that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice;

•	a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any Stockholder Associate and the proposed nominee(s);

•	a description of any derivative positions related to any class or series of our securities owned of record or beneficially by the stockholder or any Stockholder Associate;

•
a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any of our securities; and

•
a representation that after the date of the stockholder’s notice and until the date of the annual meeting each of these persons will provide written notice to our Corporate Secretary as soon as practicable following a change in the number of our securities held as described immediately above that equals 1% or more of our then-outstanding shares, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described immediately above that results in a change that equals 1% or more of our then-outstanding shares or in the economic interests underlying these agreements, arrangements or understanding;

•
a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

•
a written consent of each proposed nominee to serve as a director of Verint, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with our By-laws and all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

For purposes of the notice, a “Stockholder Associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of securities of Verint owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the Stockholder Associate.
At the request of the board of directors, any person nominated by the board of directors for election as a director must furnish to our Corporate Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director.
However, if the number of directors to be elected at the Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the board of directors by at least January 31, 2017, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase if it is received by our Corporate Secretary no later than the close of business on the tenth calendar day after we make such public announcement.

SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers, and employees by personal interview or telephone. Such directors, officers, and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we may reimburse such brokerage houses, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

ANNUAL REPORT
Our Annual Report on Form 10-K for the year ended January 31, 2016, was filed with the SEC on March 30, 2016, and such Form 10-K is being sent to stockholders or made available via the Internet on or about May 11, 2016. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to Verint Systems Inc., Attn: Corporate Secretary, 175 Broadhollow Road, Melville, New York 11747. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Jonathan Kohl
Corporate Secretary
Melville, New York
May 11, 2016

APPENDIX A

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
The Compensation Discussion and Analysis ("CD&A") section of this proxy statement contains non-GAAP financial measures. The tables below reconcile the non-GAAP financial measures in the CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles ("GAAP").
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.
The performance-based components of our 2013 Special Grant were non-GAAP revenue, Adjusted EBITDA, and Adjusted EBITDA margin, measured at the end of each quarter on trailing 12-month basis. We exclude from our non-GAAP revenue the impact of fair value adjustments required under GAAP relating to acquired customer support contracts which would have otherwise been recognized on a standalone basis. Our trailing 12-month Adjusted EBITDA is calculated by adjusting GAAP net income in a manner similar to that presented in the Table of Reconciliation from GAAP Net Income Attributable to Verint Systems Inc. to Adjusted EBITDA below, on a trailing 12-month basis. Our Adjusted EBITDA margins represent Adjusted EBITDA as a percentage of non-GAAP revenue.

(in thousands)	Year Ended January 31, 2016

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$1,130,266
Revenue adjustments related to acquisitions	4,375
Non-GAAP Revenue	$1,134,641

Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income

GAAP operating income	$67,852
Revenue adjustments related to acquisitions	4,375
Amortization of acquired technology and backlog	35,774
Amortization of other acquired intangible assets	43,130
Stock-based compensation expenses	64,549
M&A and other adjustments	28,534
Non-GAAP operating income	$244,214

Table of Reconciliation from GAAP Cash Flow from Operating Activities to Non-GAAP Operating Cash Flow

GAAP cash flow from operating activities	$156,903
Net interest expense paid	20,700
Non-recurring payments (primarily cash paid for transaction costs associated with business acquisitions)	23,700
Other non-recurring cash inflows	(2,100)
Non-GAAP operating cash flow	$199,203

(in thousands)	Two Years Ended January 31, 2016

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$2,258,702
Revenue adjustments related to acquisitions	34,102
Non-GAAP Revenue	$2,292,804

Table of Reconciliation from GAAP Net Income Attributable to Verint Systems Inc. to Adjusted EBITDA

GAAP net income attributable to Verint Systems Inc.	$48,569
Net income attributable to noncontrolling interest	10,061
Benefit for income taxes	(14,047)
Other expense, net	102,380
Depreciation and amortization	199,632
Revenue related to acquisitions	34,102
Stock-based compensation expenses	119,007
Other adjustments	51,856
Adjusted EBITDA	$551,560

DIRECTIONS TO 2016 ANNUAL MEETING LOCATION
Hilton Garden Inn
1575 Round Swamp Road, Plainview, New York, USA 11803
Tel: 1-516-755-5552 Fax: 1-516-755-5592

Traveling from the East:
Take the Long Island Expressway (I-495) to Round Swamp Road (Exit 48). Proceed down the exit ramp to traffic light. Turn left onto Round Swamp Road and continue under the expressway to the traffic light. Continue straight after light. The hotel entrance is the second left.
Traveling from the West:
Take the Long Island Expressway (I-495) to Round Swamp Road (Exit 48). Proceed down the exit ramp to traffic light. Turn right onto Round Swamp Road. The hotel entrance is the second left.

FORM OF PROXY CARD

VERINT

POWERING ACTIONABLE INTELLIGENCE®

175 BROADHOLLOW RD.
MELVILLE, NY 11747
ATTN: CORPORATE SECRETARY

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE
QUICK * EASY * IMMEDIATE * AVAILABLE
24 HOURS A DAY * 7 DAYS A WEEK

Verint Systems Inc. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone, or by mail, please read the accompanying proxy statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 22, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 22, 2016. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Verint Systems Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Verint Systems Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08088-P79223

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERINT SYSTEMS INC.

Vote on Directors

The Board of Directors recommends that you vote "FOR" all nominees.

	For All	Withhold All	For All Except
1. Election of the seven (7) Directors proposed in the accompanying Proxy Statement to serve for a one-year term.	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dan Bodner
02) Victor DeMarines
03) John Egan
04) Larry Myers
05) Richard Nottenburg
06) Howard Safir
07) Earl Shanks

Vote on Proposals

The Board of Directors recommends that you vote "FOR" proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting.	▢	▢

Sign exactly as your name(s) appear(s) hereon. If shares of stock stand in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title as such. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Verint Systems Inc. Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the year ended January 31, 2016 are available at www.proxyvote.com.

E08089-P79223

VERINT SYSTEMS INC.

The undersigned hereby appoints Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Legal Officer and Chief Compliance Officer, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote all of the shares of stock in Verint Systems Inc. (the "Company") which the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of the Company to be held on June 23, 2016 at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York, 11803, and any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

Please specify your choices by marking the boxes. It is important that the shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote the shares in accordance with the recommendations of the board of directors.

The shares represented hereby shall be voted as specified. **IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.** Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)